                                                    Registration No. 333-

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         ARISTOTLE INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)

                                ---------------

            Delaware                           7372                        061022613
 (State or other jurisdiction of   (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)       Classification Number)          Identification No.)

                          50 E Street, S.E., Suite 300
                              Washington, DC 20003
                                 (202) 543-8345
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                John A. Phillips
                            Chief Executive Officer
                               2266 Union Street
                        San Francisco, California 94123
                                 (415) 440-1102
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

       David R. Snyder, Esq.                 Kristian E. Wiggert, Esq.
   Christopher M. Forrester, Esq.              Melissa L. Mong, Esq.
     Christine K. Besnard, Esq.                Craig M. Glantz, Esq.
   Pillsbury Madison & Sutro LLP     Morrison & Foerster LLP 425 Market Street
  11975 El Camino Real, Suite 200         San Francisco, California 94105
    San Diego, California 92120      Phone: (415) 268-7000 Fax: (415) 268-7522
       Phone: (858) 509-4052                Counsel to the Underwriter
        Fax: (858) 509-4010
     Counsel to the Registrant

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------

                                                        Proposed Maximum Proposed Maximum
      Title of Each Class of                Amount to    Offering Price      Aggregate        Amount of
    Securities to be Registered           be Registered     Per Unit     Offering Price(1) Registration Fee
-----------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.001 per
 share.................................                                     $30,000,000         $7,920

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                                ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + + not sell these securities until the registration statement filed with the +
+ Securities and Exchange Commission is effective. This prospectus is not an + + offer to sell these securities and it is not soliciting offers to buy these +
+      securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 15, 2000

                                           Aristotle
                                           International, Inc.
                                                Shares
                                           of Common Stock
             [LOGO OF
             ARISTOTLE]

                                                -

--------------------------------------------------------------------------------






--------------------------------------------------------------------------------

 This is our initial public
 offering and no public market
 currently exists for our shares.
 We expect that the public offering
 price will be between $  and $
 per share. The price may not
 reflect the market price of our
 shares after this offering.

  THE OFFERING                           PER SHARE TOTAL

 -----------------------------------
  Public Offering Price                    $       $
  Underwriting Discount                    $       $
  Proceeds to Aristotle International,
   Inc.                                    $       $

 We have granted the underwriters
 the right to purchase up to
 additional shares within 30 days
 to cover any overallotments. The
 underwriters expect to deliver the
 shares of common stock to
 purchasers on         , 2000.

 The proposed Nasdaq National
 Market symbol is    .

The method of
distribution being
used by the
underwriters in
this offering
differs somewhat
from that
traditionally
employed in firm
commitment
underwritten
public offerings.
The public
offering price and
allocation of
shares will be
determined
primarily by an
auction process
conducted by the
underwriters and
other securities
dealers
participating in
this offering. A
more detailed
description of
this process,
known as OpenIPO,
is included in
Plan of
Distribution.

                                [Open IPO Logo]

       This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.
                     See Risk Factors beginning on page 7.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 [WR HAMBRECHT + CO'S LOGO APPEARS HERE]

                 The date of this prospectus is         , 2000

                              [INSIDE FRONT COVER]

[DESCRIPTION OF GRAPHICS TO COME ON AMENDMENT]

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

The Offering.............................................................   5

Summary Financial Data...................................................   6

Risk Factors.............................................................   7

Cautionary Note on Forward-Looking Statements............................  21

Use of Proceeds..........................................................  22

Dividend Policy..........................................................  22

Capitalization...........................................................  23

Dilution.................................................................  24

Selected Financial Data..................................................  25

Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................  26

Business.................................................................  32

Management...............................................................  42

Certain Relationships and Related Transactions...........................  49

Principal Stockholders...................................................  51

Description of Capital Stock.............................................  52

Shares Eligible for Future Sale..........................................  55

Plan of Distribution.....................................................  57

Legal Matters............................................................  63

Experts..................................................................  63

Where You Can Find More Information......................................  63

Index to Financial Statements............................................ F-1

                               ----------------

  We have one registered trademark application pending for the name Aristotle and no registered trademarks. Further, we have no registered or pending copyright or patent applications. We rely principally on common law for protection of our tradenames and proprietary rights. All service marks, trademarks or tradenames used in this prospectus are the property of the respective owners.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information about us, our common stock being sold in this offering and our financial statements and notes appearing elsewhere in this prospectus before making a decision to invest in our common stock. In this prospectus, unless the context indicates otherwise, the terms Aristotle, we, our or us refer to Aristotle International, Inc.

                                   Aristotle

  We are a technology company that provides information, products and services to political campaigns, advocacy organizations and commercial enterprises. Over the past ten years, we have compiled a large database of over 145 million registered voters in the United States. This database is our core strategic asset. We believe this database would be very difficult to replicate because many voter jurisdictions have different authorization requirements and restrictions on gathering and disclosure of voter records. We use our database to facilitate campaign management, Internet marketing and online fundraising. We also have created a database that contains records of over 37 million voters in the United Kingdom and a database that contains records from departments of motor vehicles throughout the United States. We believe that we are an industry leader in providing campaign management products and services and that we have significant knowledge and expertise in this field.

  Our products and services are designed to service the following three broad markets:

  .  political campaigns or parties on the federal, state and local level;

  . advocacy organizations, including political action committees, non-profit organizations and issue-oriented organizations; and

  .  commercial enterprises.

  As of April 30, 2000, our clients include over 50 U. S. Senators, over 200 members of the U.S. House of Representatives, approximately 46 Democratic and Republican state parties and numerous national advocacy groups and consulting firms. Furthermore, of the top 50 Senate and top 50 House of Representatives fundraisers for the 1999-2000 election cycle, as recorded by the Federal Election Commission, or FEC, as of May 2000 72% of the Senate candidates and 66% of the House candidates use at least one of our products or services.

  Our clients use our products and services to reach their audiences based on demographic, geographic or political criteria. Our campaign and advocacy clients use our software products to maintain lists of voters, contributors, prospective contributors, volunteers, members of the press and community organizers, and to comply with the reporting regulations of the FEC and state government agencies. Our targeted marketing clients use our products and services to combine our databases and software to reach potential constituents and supporters, generate campaign awareness and solicit contributions through the Internet, telephone, mail or door-to-door efforts.

  Our goal is to become a leading provider of targeted Internet marketing solutions and to expand our position within the campaign and advocacy industries. Key elements of our strategy are to:

  . continue to enhance the size and quality of our databases;

  . increase applications for our databases;

  . expand the scope of our comprehensive fundraising solutions;

  . extend international databases; and

  . broaden our sales and marketing efforts.

  Our principal executive offices are located at 50 E Street, S.E., Suite 300, Washington, D.C. 20003. We also have a regional office in San Francisco, a sales office in Atlanta and sales representatives in Chicago, Dallas, Nashville, Seattle and London, England. Our phone number is (202) 543-8345. Our principal website is www.aristotle.com. The information on our website does not constitute part of this prospectus.

  Our business was originally founded by John A. Phillips and Dean A. Phillips under the laws of the State of Connecticut in 1983. In 1987, we incorporated under the laws of the District of Columbia under the name Aristotle Industries, Inc. In 1995, we changed our name to Aristotle Publishing, Inc. In March 1999, Aristotle Publishing, Inc. merged into its wholly-owned subsidiary, Aristotle Publishing, Inc., a corporation incorporated under the laws of the State of Delaware, with the Delaware corporation being the surviving corporation. On May 15, 2000, Aristotle Publishing, Inc. filed an amendment to its certificate of incorporation to change its name to Aristotle International, Inc.

                                  THE OFFERING

   Common stock offered.............       shares
   Common stock to be outstanding
    after this offering.............       shares
   Use of proceeds:.................  We expect to use the net proceeds from this offering for:
                                      .acquiring domestic and international voter records;
                                      .increasing our sales and marketing efforts;
                                      .increasing our product development efforts; and
                                      .working capital and general corporate purposes.
   Proposed Nasdaq National Market
    symbol..........................

  The common stock to be outstanding after this offering is based on 4,384,777 shares outstanding as of April 30, 2000, after giving effect to:

  . the conversion of our outstanding shares of Series A Preferred Stock into 1,272,727 shares of common stock; and

  . the issuance of 112,050 shares of common stock from the conversion of our Notes payable-related parties into 112,050 shares of Series A Preferred Stock, which will convert into common stock upon the closing of this offering.

  The common stock to be outstanding after this offering excludes 543,194 shares of common stock issuable as of April 30, 2000 upon the exercise of outstanding stock options issued under our 1999 Stock Option Plan at a weighted average price of $2.26 per share.

  This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are based primarily on an auction in which prospective purchasers are required to bid for the shares. This process is described under Plan of Distribution. Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' overallotment option.

                             SUMMARY FINANCIAL DATA

                                                 Year Ended December 31,
                                              -------------------------------
                                                1997       1998       1999
                                              ---------  ---------  ---------
                                                  (In thousands, except
                                                share and per share data)
Statement of Operations Data:
Revenue...................................... $   1,718  $   2,528  $   3,913
Gross profit.................................     1,327      1,849      2,662
Loss from operations.........................      (464)      (692)    (2,023)
Net loss.....................................      (249)       (81)    (1,915)
                                              =========  =========  =========
Basic and diluted loss per common share...... $   (0.08) $   (0.03) $   (0.64)
                                              =========  =========  =========
Shares used to compute basic and diluted net
 loss per common share....................... 3,000,000  3,000,000  3,000,000
                                              =========  =========  =========
Pro forma unaudited basic and diluted net
 loss per common share.......................                       $
                                                                    =========
Shares used to compute pro forma unaudited
 basic and diluted net loss per common
 share.......................................
                                                                    =========

  The following table sets forth a summary of our balance sheet at December 31, 1999:

  .  on an actual basis;

  .  on an as adjusted basis giving effect to:

    . issuance of 1,272,727 shares of common stock upon conversion of all of our preferred stock outstanding as of December 31, 1999 into common stock at the closing of this offering,

    . issuance of 112,050 shares of common stock from the conversion of our Notes payable-related parties into 112,050 shares of Series A Preferred Stock, which will convert into common stock upon the closing of this offering; and

    .  sale of         shares of our common stock in this offering, assuming
       an offering price of $     per share after deducting underwriting
       discounts and commissions and our estimated offering expenses of
       $     million.

                                                 As of December 31, 1999
                                                 -----------------------------
                                                  Actual         As Adjusted
                                                 -------------  --------------
                                                     (In thousands)
Balance Sheet Data:
Cash and cash equivalents....................... $       2,405
Working capital.................................         1,296
Total assets....................................         3,802
Total liabilities...............................         2,318
Deferred revenue................................           772
Convertible preferred stock.....................         3,500
Stockholders' equity (deficit)..................        (2,016)

                                  RISK FACTORS

  You should carefully consider the following risks and all other information contained in this prospectus before you decide to buy our common stock. If any of the following risks occur, our business, financial condition or operating results could suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

                         Risks Relating to our Business

We have a history of losses and expect to incur substantial losses in the future.

  We incurred net losses of approximately $401,000 for the year ended December 31, 1996, $249,000 for the year ended December 31, 1997, $81,000 for the year ended December 31, 1998 and $1.9 million for the year ended December 31, 1999. We have incurred significant expenses since September 1999 and expect to continue to expend substantial financial and other resources on developing and enhancing our products and services and expanding our sales, marketing and customer support organizations and infrastructure. We expect that our operating expenses will continue to increase in absolute dollars and may increase as a percentage of revenue. If our revenue does not increase to keep pace with our current and expected expenses, or is insufficient to achieve profitability, our business and operating results will be harmed. Further, even if our revenue does increase, failure to become profitable within the time frame expected by securities analysts or investors will likely cause our stock price to decline.

Our entrance into new lines of business makes financial forecasting and evaluation of our business difficult.

  Although we have been offering products and services to campaign and advocacy organizations since 1983, we are shifting the emphasis of our product and service offerings towards a mixture of campaign, advocacy and commercial applications, with an increasing focus on advocacy and commercial applications. Our year-end operating results presented in this prospectus reflect only our historical business model and do not reflect our first quarter revenue or results of operations from our mixture of campaign, advocacy and commercial applications. Our revenue and income potential under this new business model is unproven and, therefore, it is difficult to evaluate our business and prospects. Further, because we have no operating results for our new commercial applications, we must forecast a portion of our expenses based on projected future activity.

We will depend on the development of targeted Internet marketing for the growth of our Internet advertising operations.

  Although we have not received any significant revenue to date from targeted Internet marketing, we intend to increase our targeted Internet marketing efforts substantially in the next 12 months. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and market acceptance for targeted Internet marketing solutions are uncertain. Most of our current or potential marketing clients have little or no experience using the Internet for marketing purposes and have allocated only a limited portion of their advertising budgets to Internet marketing. The adoption of Internet marketing, particularly by those entities that have historically relied upon traditional media for marketing, requires the acceptance of a new type of service. These potential clients may find Internet marketing to be less effective for promoting their products and services relative to traditional marketing media. If the market for Internet marketing fails to develop or develops more slowly than we expect, we will be unable to meet our forecasted revenues.

  Information in our databases may contain inaccuracies that could render advertising campaigns ineffective, which would in turn harm our ability to promote our Internet marketing efforts and could also subject us to liability. Further, filter software programs used by Internet users may limit or prevent advertising from being delivered to a user's computer. Widespread acceptance of filter software would harm the commercial viability of Internet marketing, and in particular, banner advertising, and thus harm our business.

We rely on access to advertising space from third parties to sell our targeted banner advertisements.

  As we increase our efforts to build our targeted advertising business, we expect to rely on contracts with third parties to provide us with advertising space for our targeted banner advertisements. We currently place advertisements with third-party ad-servers. If we were unable to continue to place advertisements with these entities, and were unable to replace the advertising space to be provided from these entities with advertising space from other ad-servers, Web portals or Internet Service Providers, or ISPs, we would be unable to deliver our targeted banner advertisements, which would preclude us from recognizing revenue.

We may need additional financing.

  We may need to raise additional funds to develop or enhance our databases and our software and services, to fund our continued operations or to respond to competitive pressures. We may need to raise additional funds through the public or private sale of our debt or equity securities or by borrowing funds from an institution. We may not be able borrow money on commercially reasonable terms, or at all, and any sale of our equity securities may result in dilution to our stockholders.

The price of our common stock may decline if our revenue and operating results fluctuate or we fail to meet market expectations.

  Variations in our quarterly operating results are difficult to predict and may fluctuate significantly from period to period, particularly because our operating results under our new business model are uncertain. Therefore, our quarter-to-quarter operating results may not be a good indication of our future performance. Our quarterly revenue or operating results may fall below the expectations of investors or public market analysts. In addition to other factors discussed in these Risk Factors, specific factors that may cause fluctuations in our revenue or operating results include:

  . timing of releases of new products and services by us or our competitors, in particular, the timing and release of new commercial applications;

  .  seasonality of campaign products and services;

  . seasonality of advertising products, including our new targeted banner marketing products;

  .  discretionary nature of our clients' purchasing and budgetary cycles;

  .  changes in our pricing policies or those of our competitors;

  .  changes in advertising rates;

  . timing or execution of large contracts that materially affect our operating results;

  .  mixture of our domestic and international sales;

  . delayed receipt of accounts receivable from clients relying on federal matching funds; and

  . our ability to expand our operations and the amount and timing of expenditures related to this expansion.

We depend significantly on sales of our Campaign Manager software and voter records and expect to depend significantly on sales of our PAC Manager software and targeted marketing services.

  For the years ended December 31, 1997, 1998 and 1999, we derived revenue of approximately 47%, 43% and 39% from the sale of our Campaign Manager and PAC Manager software and related services and approximately 18%, 24% and 47% from the sale of our voter records. We anticipate that revenue related to these products will continue to constitute a substantial portion of our revenue in the future. Further, we have recently made significant investments in marketing and infrastructure to increase sales of our Campaign Manager and PAC Manager software, voter records and targeted marketing services, including targeted banner advertisements. Our results from operations would be adversely affected if we were unable to sell or increase sales of our Campaign Manager software, PAC Manager software and targeted marketing services.

Our online fundraising service may be subject to complex regulations that could inhibit our ability to market the service.

  We have recently developed our online fundraising service CampaignContribution.com. Online fundraising is a new and evolving field and collection and processing of campaign contributions through the Internet is subject to state and federal laws, including the Federal Matching Act and the Federal Election Campaign Act, and subject to regulation by government agencies, including the FEC. Although we believe that our products and services comply with safe harbors established by FEC advisory opinions, we could be subject to liability under FEC regulations if we were found to have participated in a prohibited campaign fundraising effort. Any liability could:

  .  cause us to incur losses as a result of fines or civil liabilities;

  .  increase governmental scrutiny of our products and services;

  .  decrease the use of the Internet for campaign or fundraising efforts;
     and

  .  decrease the demand for our products and services.

  Use of CampaignContribution.com for non-profit fundraising online is also subject to complex federal and state regulations. We are currently in the process of becoming registered to conduct online fundraising activities in states that require registration for these activities. Further, additional states may begin to regulate non-profit fundraising online, which may increase our compliance expense and decrease the desirability of our services.

  As a result of the expense of complying with the numerous federal, state and local laws and the resulting impact on demand for our services, we may ultimately determine that offering our contribution services are not practical in all jurisdictions, in which case we may elect to discontinue these services.

We may face increased governmental regulation on our collection and use of personal information from commercial and public records.

  Our collection and use of the information in our databases are governed by federal, state, local and foreign regulations. Specifically, our voter records are limited in use and access in approximately one half of the states, and there is a prohibition on the use of the information collected from the FEC contributor lists for soliciting contributions or for commercial purposes. Further, information collected from departments of motor vehicle records is regulated by the Drivers Privacy Protection Act of 1994 and the laws of the states from which the information is obtained, and the information collected from the U.S. Postal Service relating to change of address notifications is regulated by the Privacy Act of 1974. Future regulations may preclude access to, resale of and use of the information obtained from the commercial or public records in our databases, which in turn would limit our ability to market and sell our products and services.

A failure to manage our growth could lead to inefficiencies in conducting our business and subject us to increased expenses.

  From December 31, 1999 to April 30, 2000, we expanded our operations from 69 to 96 employees. This growth has placed a significant strain on our management, financial and personnel resources. Our technical, data acquisition, sales, marketing and customer support organizations may be unable to effectively compete with larger and more established organizations because of their limited experience working together. We expect to continue to hire employees at an accelerated pace and any additional growth will further strain our management, financial, personnel, internal training and other resources. To manage any additional growth effectively, we must improve our financial and accounting systems, controls, reporting systems and procedures, integrate new personnel and manage expanded operations. Our failure to manage our growth could adversely affect the quality of our products and services, our ability to respond to clients and our ability to retain key personnel.

We derived 21% of our revenue from a single client in the year ended December 31, 1999.

  For the year ended December 31, 1999, we derived approximately 21% of our revenue from a contract with the National Rifle Association. Since we have completed this contract with the NRA, we do not expect to derive substantial revenue from this client in the current fiscal year. If we do not replace the revenue we received from this client, our revenue in the current fiscal year will be substantially reduced.

We rely on a third-party database program to store our voter and departments of motor vehicle records, and our ability to deliver our products would be impaired if we were unable to use that database program.

  Our voter and departments of motor vehicle records are stored on a database program that we license from a third party. Our license agreement with this third party provides that if we breach a material provision of the agreement, the third party could terminate our use of the database program immediately. If we were required to obtain alternative software as a result of an immediate termination, our ability to offer our voter and departments of motor vehicle records and our products and services associated with these records could be adversely impacted, which could in turn lead to dissatisfied clients, potential liability to clients, damage to our reputation and loss of any competitive advantage we enjoy.

Our reputation and results of operations may be harmed if information contained in our databases is incorrect, out of date or incomplete.

  We regard our databases as our most significant assets. Several of our software products and services are built on providing information about individuals to our clients. We collect the data for our databases from registered voter records through the United States and the United Kingdom, and from departments of motor vehicle records throughout the United States and FEC contributor lists. We enhance this data by contracting with third-party data collection services, which provide additional information about the individuals in our database. We rely on federal, state and local government agencies to provide this data, and on our relationships with third-party data collection services. If these relationships were to deteriorate, our ability to maintain and update our databases on a timely basis could be harmed. The information in our databases will become stale if we are unable to update it. In addition, the information that we obtain from voter records, departments of motor vehicle records or our third-party data collection services may be inaccurate or incomplete. As a result, our clients may no longer be willing to pay us for access to and use of the information and we may be unable to attract or retain additional clients.

Our Internet-based products and services could be interrupted as a result of technical problems with our computer and communications systems.

  Our clients rely on the Internet to use features in many of our products and services. Although we host our own servers, we rely on PSINet as our ISP to provide interconnectivity to our clients. From time to time, our clients have experienced technical problems communicating with our website. These technical difficulties have resulted from failures in our servers and computer systems and in the servers and computer systems of our ISP. We believe these interruptions will continue to occur from time to time. Substantially all of our computer and communications systems are located in our offices in Washington, D.C. and substantially all of PSINet's systems are located in Northern Virginia. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar adverse events. Given our reliance on our servers and computer systems and those of PSINet, delivery of our products and services to our clients could be delayed if:

  . our servers and computer systems were to experience significant and continuing technical problems; or

  . PSINet were unable to continue to provide us with uninterrupted access to the Internet for any of the reasons described above, and we were unable to secure a replacement ISP in a timely and cost-effective manner.

  We have a limited disaster recovery plan, and in the event of damage or interruption our insurance policies may not adequately compensate us for any loss that we may incur. Any system failure could harm our relationships with our clients and result in reduced revenue.

We may not be able to use the Aristotle brand name for our Internet activities.

  We have received a letter from a third party engaged in website design, Web hosting and Internet access service requesting that we cease and desist from using the name Aristotle in connection with our online activities. If this third party is able to prove that it has superior rights to use the Aristotle name, we may be unable to use the name Aristotle for our activities on the Internet. If we are unable to use our brand name for these activities, we will be required to develop and build a new brand name.

We intend to expand our operations into international markets, which could subject us to foreign regulations and litigation regarding collection and use of personal information.

  We have collected voter records in the United Kingdom, and we plan to collect voter data and expand our sales efforts in other countries as well. Use of our products and services in foreign jurisdictions may be heavily regulated. For example, in order to collect campaign contributions online in the United Kingdom, a website operator may have to comply with the legislative requirements contained in the Political Parties, Elections and Referendums Bill, which has not yet been finally approved by the British Parliament. Although we believe that this legislation will place restrictions on access to and use of information about registered voters in the United Kingdom, we cannot foresee its ultimate impact on our operations since the legislation has not yet become law. If our collection and use of voter records were ultimately too heavily restricted to make our products commercially viable, our investment in acquiring this data would be lost. Similarly, other countries into which we intend to expand our operations may enact their own privacy regulations that may result in limits on the collection and use of voter information, which, if applied to the sale of our software, could negatively impact our results of operations.

  Expanding our operations into international markets will increase our exposure to risks of foreign litigation. If we do not comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. The governments of foreign countries might also attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct our business.

We have limited experience in international operations and our international expansion efforts could divert our management's attention.

  The expansion of our international operations will require significant management attention and financial resources. We have very limited experience in marketing, selling and supporting our products and services abroad and we may face difficulties in accomplishing our expansion plans, including funding, adequate staffing and management resources for our international operations. We have limited experience in developing customized versions of our software for international markets and in marketing our software internationally.

Customizing our software for international markets may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff. In addition to these requirements, to successfully expand our operations into international markets, we will need to, among other things:

  . establish and expand international voter data acquisition channels, sales channels and management and support organizations; and

  . develop relationships with international service providers and additional distributors and systems integrators.

  Our investment in acquiring records of voters and residents of, and establishing operations in, other countries may not become profitable. Even if we do establish and expand our international operations successfully, we may not be able to maintain or increase international market sales of our products and services.

We rely on limited common law rights to protect our intellectual property.

  Our success and ability to compete depend, in part, upon the protection of our proprietary rights. We rely on a combination of common law rights and contractual restrictions, including confidentiality agreements and licenses, to establish and protect these rights. We currently have one registered trademark application pending and no registered trademarks. Further, we have no copyrights or patents and no copyright or patent applications pending. Despite any precautions that we may take to protect our proprietary rights:

  . laws and contractual restrictions may not be sufficient to prevent inappropriate use of our technology or deter others from developing similar technologies;

  . current federal laws that prohibit software copying provide only limited protection from software infringement, and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

  . other companies may claim common law trademark rights based upon state or foreign laws that precede our claim to our marks; and

  . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of the unauthorized use.

  Also, the laws of other countries in which we market our products may offer little or no effective protection of our technology. Reverse engineering, unauthorized copying or misappropriation of our technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

We may become subject to expensive and time-consuming litigation over proprietary rights.

  Substantial litigation regarding intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Our products and services or other technology we use could infringe on patents currently held by, or which may be issued to, third parties. Any of these third parties might make a claim of infringement against us. Many of our customer agreements require that we indemnify our clients from any claim or finding of intellectual property infringement. Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of our management's time and efforts. In addition, any litigation in which we could be accused of infringement might delay our delivery of our products and services, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. Our business would be harmed if a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis.

We may be subject to privacy claims if our security system is breached.

  Our databases contain sensitive information about individuals that we make available to our clients, including over the Internet. A fundamental requirement for online communications and transactions is the secure transmission of confidential information over public networks. Although we have implemented network security measures, our servers are vulnerable to computer viruses, physical and electronic break-ins and similar disruptions, which could lead to theft or misuse of the information contained in our databases. Individuals about whom our databases contain information or entities from which we collect information could assert claims of invasion of privacy, inappropriate disclosure or use or loss of information against us or our clients. We may be liable to these individuals or entities or to our clients for any release of confidential information, whether as a result of a breach of our security or by accident. Third parties may attempt to breach our security or that of our clients. In particular, a substantial amount of the information contained on our database can only be released to authorized individuals. We may be subject to federal, state and local fines and to civil and criminal liability if we were to inadvertently release this information for unauthorized use as a result of:

  .  errors in our software;

  .  human errors; or

  . because we are defrauded or deceived by the person seeking the information into believing that he or she is an authorized user of the information.

  Further, we may be required to expend significant additional capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach.

Difficulties in implementing our PAC Manager software may prevent us from meeting our revenue projections.

  We expect to derive a substantial portion of our revenue in the next fiscal year from the sales and implementation of our PAC Manager software. This implementation process involves sophisticated software, computing and communications systems. If we are required to devote significant customer support, engineering and other resources to a particular project, we may experience difficulties with implementation of our PAC Manager software for other clients. In this case, our relationships with our clients may be harmed, which could adversely affect our sales efforts. Further, if our new or existing clients have difficulty deploying our PAC Manager software or require significant amounts of our professional services support or customized features, our ability to complete the implementation and fully recognize revenue could be delayed and our costs could increase.

We may face liability claims that could result in unexpected costs and damage to our reputation.

  Provisions in our software license agreements are designed to limit potential product and service liability claims. Further, our software license agreements generally limit the amounts recoverable for damages by our clients as a result of errors in our products and services. Despite these precautions, we may be subject to liability as a result of errors in our products and services, including liability relating to damages to our clients' internal computer systems. Any product or service liability claim, whether or not successful, could harm our business by increasing our costs, damaging our reputation and distracting our management. We may also be subject to claims for indemnity to the extent that our clients are sued for errors in our products or services.

Our software products and services have long sales cycles that make it difficult to plan our expenses and forecast our revenue.

  The sale of our Campaign Manager and PAC Manager software typically takes an average of one to six months to complete, and it can take significantly longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and their purchases of our products and services is relatively long due to the following factors:

  . implementation periods for our campaign products and services, in particular, our PAC Manager software;

  .  requirement of a significant upfront investment of resources by clients;

  . clients' budgetary cycles might affect the timing of their purchasing decisions;

  . clients may require competitive evaluations and internal approval before purchasing our software;

  .  delays in our development and release of new software; and

  . announcements or planned introductions of new software by us or our competitors.

  The delay or failure to complete a sale in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenue and harm our ability to meet forecasts for a given quarter.

We may lose sales and revenue if our products and services do not remain compatible with widely-used software programs.

  Our software is designed to assist our clients in collecting and analyzing data about their constituents and supporters, assist them in customizing their advertising and marketing efforts and receive donations through the Internet. Accordingly, our software is designed to interact with software used by our clients on their existing systems, including Microsoft Windows, Windows NT and other popular operating systems. Further, in order to access our databases through the Internet, our clients must use a standard browser, for example, Microsoft Internet Explorer or Netscape Navigator. We may lose clients if we do not update our products to remain compatible with newer versions of these programs or other programs that may become more popular in the future. This may result, for example, from our failure to obtain developer versions of these software programs as they are upgraded. Our results of operations will be adversely affected if we lose clients as a result of our failure to keep our products compatible with the most recent versions of widely-used software programs.

We rely on third parties to provide us with information necessary to enhance our databases.

  As we continue to enhance the information contained within our databases, we expect to rely on contracts with third-party data collection services. While we currently obtain enhanced information from several sources, we rely heavily upon one source. If we are unable to continue to obtain enhanced data from this source, and unable to obtain similar information from an alternative source, our databases would be impaired, which may render our products and services obsolete.

Our sales and reputation may be harmed by delays in the development or enhancements of, or by errors in, our products and services.

  We must develop and introduce new products and services and enhance our existing products and services on a timely basis to remain competitive in our industry. Our clients rely on our software to comply with federal, state and local campaign contribution reporting laws, and to manage their complicated databases. If we experience delays in the introduction or enhancements of our products and services or if our software contains undetected errors, we could experience:

  . loss of or delay in revenue and an immediate and significant loss of market share;

  .  loss of existing and future clients;

  .  failure to achieve market acceptance;

  .  diversion of development resources;

  .  damage to our reputation;

  .  increased service and warranty costs;

  .  legal actions by our clients against us; and

  .  increased insurance costs.

  Our efforts to remain competitive in product development and enhancements and to avoid product and service delays may not be successful, and we may lose clients as a result. Delays in bringing to market new products or services or in enhancing our existing products and services, or the existence of defects in new products or our existing products, could be exploited by our competitors. Our operating results could be harmed if we were to lose market share as a result of lapses in our product and service management.

We may engage in future acquisitions that could require additional funding, which could dilute our existing stockholders, cause us to incur significant expenses or harm our business.

  We may review acquisition or investment prospects that would complement our current business or enhance our technological capabilities. Integrating any newly acquired businesses, technologies or products may be expensive and time-consuming. To finance these acquisitions, developments and enhancements, we may need to raise additional funds through the public or private sale of our debt or equity securities or by borrowing funds from an institution. We may not be able borrow money on commercially reasonable terms, or at all, and any sale of our equity securities may result in dilution to our stockholders. Further, the rights, preferences and privileges of any securities we may sell may be senior to those of our current stockholders. In addition, our business will be harmed if we are unable to integrate effectively and efficiently any acquired business, technology or product into our business or to operate any acquired business profitability. Future acquisitions by us could also result in large and immediate write-offs, incurrence of debt and contingent liabilities, or amortization of expenses related to goodwill and other intangibles, any of which could adversely affect our operating results.

Our revenues may be negatively impacted by fluctuations in foreign exchange rates.

  We may sell our products and services in foreign countries based on a U.S. dollar-denominated pricing schedule. Therefore, a weakening of foreign currencies versus the U.S. dollar could make our products and services less competitive in foreign markets. Alternatively, we may receive international revenue denominated in local currencies. We would, therefore, also be subject to risks of foreign exchange losses. We do not currently engage in currency hedging activities.

We are recording stock compensation expense relating to recent stock option grants. The amortization of this compensation expense will result in a charge to our earnings over the next five years.

  Stock compensation represents an expense associated with the recognition of the difference between the deemed fair market value of common stock at the time of an option grant and the option exercise price. Stock compensation is amortized over the vesting period of the options, generally five years. In addition, we expect to record an additional deferred compensation charge relating to option grants made after December 31, 1999, but prior to the completion of the offering. We estimate the charge relating to these additional
grants for the year ending December 31, 2000 will be approximately $    based
upon an assumed offering price of $    per share.

Loss of our Chief Executive Officer, President and other key personnel could harm our business.

  We depend substantially on the skills, experience and efforts of our senior management for our success. In particular, we rely on the continued services of John A. Phillips, our Chief Executive Officer, and Dean A. Phillips, our President. The loss of service from any of these individuals could seriously harm our business.

  Additionally, we depend for our success on our ability to hire and retain qualified personnel, particularly in sales, data acquisition, customer service, marketing, product development and support. Competition for qualified personnel in the technology industry is intense. If we are unable to successfully hire or retain qualified personnel, we may not be able to effectively grow our business.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company.

  Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions include:

  . authorizing the issuance of preferred stock with rights senior to the common stock that can be created and issued by our board of directors without prior stockholder approval, commonly referred to as blank check preferred stock;

  .  prohibiting stockholder action by written consent; and

  . staggering terms for our board of directors so that not all of our directors can be elected at any single annual meeting.

Our executive officers and directors will exercise control over stockholder voting matters.

  After this offering, our executive officers and directors, their affiliates
and other substantial stockholders will together control approximately     % of
our outstanding common stock. As a result, these stockholders may collectively be able to control all matters requiring approval of a majority of our stockholders, including the election of directors and significant corporate transactions. This concentration of ownership:

  .  could delay, prevent or deter a change in control of our company;

  . could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets; and

  .  might affect the prevailing market price of our common stock.

                         Risks Relating to our Industry

Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our products and services or increase our cost of doing business.

  Although there are currently few laws and regulations exclusively applicable to the Internet and the use of the Internet as a commercial medium, a number of laws have been proposed involving the Internet. These proposed laws include laws addressing user privacy, pricing and content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for commercial online transactions may result in more stringent consumer protection laws that may impose additional burdens on companies engaged in electronic commerce.

We face competition across two industries.

  We face competition from a number of companies across two major industries of campaign and advocacy solution providers and marketers. Many of our competitors, especially in the marketing industry:

  .  offer lower prices;

  .  have closer or longer-standing relationships with potential clients;

  .  have longer operating histories in the advertising industry;

  .  offer more diversified lines of products and services; and

  .  have greater financial, marketing and other resources.

  Additionally, in the case of our campaign and advocacy products and services, we face competition from state or local jurisdictions and political parties that may have easier or lower cost access to registered voter data. We may also face increased competition if a competitor or another entity creates a similar or more expansive database than our database.

  Many of our competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offerings to clients to induce them to use their products and services.

  In the campaign and advocacy industries, we believe that the principal competitive factors include:

  .  quality and size of database;

  .  functionality of software and contribution processing services;

  .  availability of technical support; and

  .  effectiveness of sales force.

  In the online marketing industry, we believe that the principal competitive factors include:

  . the timing and market acceptance of new solutions and enhancements to existing solutions developed either by us or our competitors;

  . the continued and increasing acceptance by advertisers of targeted Internet marketing as an effective and cost-efficient means of advertising;

  .  the ability to adapt to the rapidly changing trends of the Internet;

  .  customer service and support efforts;

  .  sales and marketing efforts;

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

  . ability to adapt and scale our technology as customer needs change and grow; and

  . ease of use, performance, price and reliability of solutions developed either by us or our competitors.

  As we expand the scope of our Web services, we may also face greater competition from a number of websites and other media companies across a wide range of different Web services. We may also face competition from providers of inventory and data management products and services that may enter into the targeted marketing business. In addition, we may face competition from a number of large Web publishers and portals, which have large databases of information about their users, and from providers of traditional marketing mediums, for example, television, radio and print.

Our ability to maintain and use information in our databases for targeted banner advertisements may be challenged in the future.

  We collect and compile information in our databases that we use in connection with our campaign products and services and for our targeted marketing products. Although we collect a significant portion of this information from public records, we also rely on commercial data collection efforts to enhance our records. Individuals have claimed, and may claim in the future, that collection of this information is illegal. Although we believe that we have the right to use and compile the information in these databases, our ability to do so may not remain lawful. Moreover, there may be no trade secret, copyright or other intellectual property protection that is or becomes available for databases that protects our rights. In addition, third parties may assert claims to information contained in our databases. There is also a substantial risk that public perception and approval of the use of information acquired through the Internet to engage in targeted marketing and other commercial purposes may deteriorate.

We will only be able to execute our business plan if Internet usage continues to grow.

  The continued growth of the Internet may be limited by various factors, many of which are outside our control. These factors include:

  . the inability of Internet infrastructure to support the demands placed on it;

  . a decline in the performance and reliability of the Internet as usage grows;

  . security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

  . privacy concerns, including those related to the ability of websites to gather information.

  Our business would be harmed if efficient transmission of data over the Internet is interrupted or does not continue to grow at the pace at which it has grown recently.

We may become subject to litigation over privacy concerns.

  There are several lawsuits pending against our competitors alleging, among other things, that our competitors have unlawfully obtained and sold Internet users' personal information. Further, the Federal Trade Commission has commenced an inquiry concerning the collection and maintenance of information about Internet users by companies. If we become involved in litigation over privacy concerns, or if we become subject to a governmental investigation, our management and financial resources would be diverted from our daily operations. Further, any order or judgment that might be rendered against us could significantly harm our ability to pursue our business strategies and may deplete our resources. There is also a substantial risk that public perception and approval of the use of information acquired through the Internet to engage in commercial purposes, including targeted marketing, may deteriorate.

  We may also face liability for defamation, negligence and copyright, patent or trademark infringement as a result of targeted banner advertisements we design or display for our clients.

                         Risks Related to Our Offering

We have broad discretion to use the proceeds from this offering and our use of these proceeds may not yield a favorable return on your investment.

  The net proceeds of this offering are not allocated for specific uses other than:

  . acquisition of domestic and international voter records;

  . increasing our sales and marketing efforts;

  . continuing our product development efforts; and

  . working capital and general corporate purposes.

  Thus, our management has broad discretion over how these proceeds will be used and could spend the proceeds in a manner with which you may not agree. The proceeds may not ultimately be invested in a manner that yields a favorable, or any, return on your investment.

Our stock price may be volatile and you may not be able to sell your shares at or above the price you paid for our common stock.

  Our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. You may not be able to sell your shares at or above the price you paid for our common stock. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to, among other things, one or more of the following factors:

  .  actual or anticipated fluctuations in our operating results;

  . changes in or our failure to meet investors' and securities analysts' expectations;

  .  announcements of technological innovations;

  .  introduction of new products and services by us or our competitors;

  .  developments with respect to intellectual property rights;

  .  conditions and trends in the Internet and technology industries; and

  .  general market conditions.

We may become involved in securities class action litigation that could divert our management's attention.

  The stock market has from time to time experienced significant price and volume fluctuations that have affected the market price for the common stock of technology companies, particularly companies conducting business on the Internet. These broad fluctuations may cause the market price of our common stock to decline. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our ability to execute our business plan.

Future sales of our common stock may depress our stock price.

  Sales of a substantial number of shares of our common stock in the public market after this offering or after the expiration of contractually or legally required holding periods could cause the market price of our common stock to
decline. After this offering, we will have approximately         shares of
common stock outstanding. All of the shares sold in this offering will be
freely tradable. The remaining         shares of common stock outstanding after
this offering are subject to contractual lock-ups agreements that prohibit the sale of shares for 180 days after the date of this prospectus. Immediately
after the expiration of the 180-day period,            shares that will be
outstanding immediately after this offering will become available for sale and shares will become available for sale at various times thereafter upon the expiration of one-year holding periods.

Purchasers of our common stock will suffer immediate and substantial dilution.

  As of December 31, 1999, we had a negative book value of $0.67 per share. Purchasers of our common stock in this offering will suffer immediate dilution
of $       per share in the pro forma net tangible book value per share of
common stock, based on an initial public offering price of $      per share.
Purchasers will also experience additional dilution upon the exercise of outstanding stock options. The initial public offering price is expected to be substantially higher than the book value per share of our common stock. Some elements of our market value do not originate from measurable transactions. Therefore, there is not a corresponding rise in book or historical accounting value for our rise in market value, if any. Examples of these elements include:

  .  the perceived value associated with our strategic relationships;

  .  the perceived growth prospects of our markets; and

  .  our perceived competitive position within the market.

We do not intend to pay dividends.

  We have never declared or paid any cash dividend on our capital stock, and we do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. You may not receive a return on your investment when and if you sell your shares and you may lose all or a substantial portion of your investment upon sale of your shares.

Our revenue could be adversely affected if we suffer computer problems as a result of the year 2000 problem or if clients delay implementation of our products and services as a result of year 2000 problems.

  We have not experienced any year 2000 problems and have not been informed of any material year 2000 problems by our clients or vendors. However, the performance of our products may be impaired by the existence of any undiscovered year 2000 problems with our system or one of our client's systems. Although we cannot control the year 2000 compliance of our clients and their third party vendors, we may still be subject to claims and liability because our products provided incorrect data. These claims could divert our resources, and we may not have adequate commercial insurance to cover these claims. Further, we may not be able to resolve year 2000 problems that we may discover in our products before we suffer losses.

  In 1999, many companies devoted substantial financial resources to testing and fixing systems for year 2000 problems. Some companies may delay installation or implementation of new systems or applications to avoid having to perform additional year 2000 tests on their existing systems. If these companies also defer purchases of our products until their year 2000 problems have been tested or resolved, it will reduce our sales in the new term, which may harm our business.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

  Some of the matters discussed under the captions Prospectus Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, Business and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

  .  implementing our business strategy;

  .  attracting and retaining clients;

  . obtaining and expanding market acceptance of the products and services we offer;

  .  forecasts of Internet usage and the size and growth of relevant markets;
     and

  .  competition in our market.

  In some cases, you can identify forward-looking statements by terminology such as may, will, should, could, predicts, potential, continue, expects, anticipates, future, intends, plans, believes, estimates and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the caption Risk Factors and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and except as required under applicable securities law, we assume no obligation to update them or to explain the reasons why actual results may differ.

                                USE OF PROCEEDS

  The net proceeds we will receive from the sale of the shares of common stock offered by us are estimated to be between $ and $ or $ and $ if the underwriters' over-allotment option is exercised in full. This assumes the deduction of the underwriting discounts and commissions and the estimated offering expenses payable by us based on the initial public offering price of between $ and $ per share.

  We intend to use the net proceeds for:

  .  acquiring domestic and international voter records;

  .  increasing our sales and marketing efforts;

  .  increasing our product development efforts; and

  .  working capital and general corporate purposes.

We have not yet determined the expected expenditures and thus cannot estimate the amounts to be used for each of these purposes. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including the amount of cash used in or generated by our operations and the market response to the introduction of any new product or service offerings. In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current businesses, through mergers, acquisitions or joint ventures. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to such transactions. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities until they are used.

                                DIVIDEND POLICY

  We have never declared or paid dividends on shares of our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of December 31, 1999:

    . on an actual basis;

    . on an as adjusted basis giving effect to:

      . conversion of all shares of our Series A Preferred Stock outstanding as of December 31, 1999 into 1,272,727 shares of common stock, which will occur upon the closing of this offering;

      . the issuance of 112,050 shares of common stock from the conversion of our Notes payable-related parties into 112,050 shares of our Series A Preferred Stock, which will convert into common stock upon the closing of this offering; and

      . sale of         shares of our common stock in this offering,
        assuming an offering price of $      per share, after deducting
        underwriting discounts and commissions and our estimated offering
        expenses of $    million.

  The presentation below does not include 423,047 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1999. You should read this information together with our financial statements and related notes appearing elsewhere in this prospectus.

                                                   As of December 31, 1999
                                                   -----------------------
                                                    Actual         As Adjusted
                                                   -------------  --------------
                                                    (In thousands, except
                                                     share and per share
                                                            data)
Convertible preferred stock:
 Series A Preferred Stock, $0.001 par value,
 1,400,000 shares authorized, 1,272,727 shares
 issued and outstanding, actual; no shares
 authorized, issued and outstanding, as adjusted.. $       3,500      $      --
                                                   -------------      ---------
Stockholders' equity:
 Common stock, $0.001 par value, 10,000,000 shares
  authorized;
  3,000,000 shares issued and outstanding, actual;
       shares issued and outstanding, as
  adjusted........................................             3             --
Additional paid-in capital........................           410             --
Accumulated deficit...............................        (2,429)            --
                                                   -------------      ---------
Total stockholders' equity (deficit)..............        (2,016)            --
                                                   -------------      ---------
Total capitalization.............................. $       1,484      $      --
                                                   =============      =========

                                    DILUTION

  Our pro forma net tangible book value as of December 31, 1999 was
approximately $   , or $   per share of common stock. We have determined pro
forma net tangible book value per share by dividing pro forma stockholder's
equity by      pro forma shares of common stock outstanding as of December 31,
1999. The preceding pro forma information gives effect to the conversion of all shares of convertible preferred stock outstanding as of the date of this prospectus into 1,272,727 shares of common stock, and the issuance of 112,050 shares of common stock from the conversion of Notes payable-related parties into 112,050 shares of Series A Preferred Stock, which will convert into common stock upon the closing of this offering.

  If we sell          shares of our common stock in this offering at an initial
public offering price of $      per share and assume our receipt of the
estimated net proceeds therefrom, our pro forma adjusted net tangible book
value as of December 31, 1999 would have been approximately $    million, or
$     per share. These numbers represent an immediate increase in such net
tangible book value of $     per share to existing stockholders and an
immediate dilution of $      per share to new investors. The following table
illustrates this per share dilution.

Initial public offering price per share...............................     $
Pro forma net tangible book value as of December 31, 1999............. $
Increase per share of common stock attributable to the offering(1)....
                                                                       ---
Pro forma net tangible book value after the offering(1)...............
                                                                           ----
Net tangible book value dilution to new investors(1)..................     $
                                                                           ====

--------
(1) Does not include options to purchase our common stock outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding to purchase a total of 423,047 shares of common stock with a weighted average per share exercise price of $2.13 per share. To the extent that any of the options are exercised, there would be further dilution to new investors.

  The following table summarizes on a pro forma basis as of December 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, at an assumed initial offering price of $ per share and without giving effect to the underwriting discount and estimated offering expenses.

                                                            Total        Average
                                    Shares Purchased    Consideration    Price
                                    ----------------- ------------------   Per
                                     Number   Percent   Amount   Percent  Share
                                    --------- ------- ---------- ------- -------
   Existing stockholders........... 4,272,727       % $3,575,000       %  $0.84
   New investors...................
                                    ---------  -----  ----------  -----   -----
     Total.........................            100.0% $           100.0%
                                    =========  =====  ==========  =====

                            SELECTED FINANCIAL DATA

  The selected data presented below under the captions Selected Statement of Operations Data and Selected Balance Sheet Data for, and as of the end of, each of the years in the five-year period ended December 31, 1999, are derived from our financial statements. Our financial statements as of December 31, 1997 and 1998 and for each of the years then ended have been audited by Keller Bruner & Company, LLP, independent certified public accountants. Our financial statements as of December 31, 1999 and for the year then ended have been audited by KMPG LLP, independent certified public accountants. The financial statements as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, and the reports thereon, are included elsewhere in this prospectus.

                                          Year Ended December 31,
                          ------------------------------------------------------------
                             1995         1996        1997        1998        1999
                          -----------  ----------  ----------  ----------  -----------
                               (Unaudited)
Statement of Operations
 Data:
Revenue:
 Products...............  $ 1,397,821  $2,175,317  $1,187,812  $1,715,426  $ 2,815,431
 Services...............      277,545     358,054     530,476     812,914    1,097,132
                          -----------  ----------  ----------  ----------  -----------
 Total revenue..........    1,675,366   2,533,371   1,718,288   2,528,340    3,912,563
                          -----------  ----------  ----------  ----------  -----------
Cost of revenue:
 Products...............      518,019     590,876     290,966     555,410      987,220
 Services...............      126,536     162,848     100,420     123,564      262,844
                          -----------  ----------  ----------  ----------  -----------
 Total cost of revenue..      644,555     753,724     391,386     678,974    1,250,064
                          -----------  ----------  ----------  ----------  -----------
Gross profit............    1,030,811   1,779,647   1,326,902   1,849,366    2,662,499
                          -----------  ----------  ----------  ----------  -----------
Operating expenses:
 General and
  administrative........    1,976,250   1,469,097     856,905   1,253,200    2,654,033
 Sales and marketing....      527,013     757,633     817,697   1,195,237    1,633,054
 Product development....      210,839     243,412     116,313      93,143      398,097
                          -----------  ----------  ----------  ----------  -----------
 Total operating
  expenses..............    2,714,102   2,470,142   1,790,915   2,541,580    4,685,184
                          -----------  ----------  ----------  ----------  -----------
Loss from operations....   (1,683,291)   (690,495)   (464,013)   (692,214)  (2,022,685)
Other income (expense),
 net....................    2,039,569      71,076      65,496     634,544       75,178
Interest income.........       12,403      21,426          19         --        40,199
Interest expense........       (9,956)    (13,137)    (24,506)    (23,698)      (7,263)
                          -----------  ----------  ----------  ----------  -----------
Loss before income
 taxes..................     (358,725)   (611,130)   (423,004)    (81,368)  (1,914,571)
Provision for (benefit
 from) income taxes.....       39,310    (209,767)   (173,909)        --           --
                          -----------  ----------  ----------  ----------  -----------
Net income (loss).......  $   319,415  $ (401,363) $ (249,095) $  (81,368) $(1,914,571)
                          ===========  ==========  ==========  ==========  ===========
Basic and diluted net
 income (loss) per
 common share...........  $      0.11  $    (0.13) $    (0.08) $    (0.03) $     (0.64)
                          ===========  ==========  ==========  ==========  ===========
Shares used to compute
 basic and diluted net
 loss per common share..    3,000,000   3,000,000   3,000,000   3,000,000    3,000,000
                          ===========  ==========  ==========  ==========  ===========
Pro forma unaudited
 basic and diluted net
 loss per common share..                                                   $
                                                                           ===========
Shares used to compute
 pro forma unaudited
 basic and diluted net
 loss per common share..
                                                                           ===========
                                             As of December 31,
                          ------------------------------------------------------------
                             1995         1996        1997        1998        1999
                          -----------  ----------  ----------  ----------  -----------
Balance Sheet Data:
Cash and cash
 equivalents............  $       --   $      --   $   24,444  $   44,399  $ 2,404,956
Working capital
 (deficit)..............      188,535    (246,272)   (438,385)   (530,018)   1,296,416
Total assets............    1,564,824     554,210     532,358     561,665    3,801,617
Deferred revenue........       79,301     118,596     194,591     342,648      771,505
Total liabilities.......    1,256,124     662,799     890,042   1,000,717    2,317,650
Convertible preferred
 stock..................          --          --          --          --     3,500,000
Stockholders' equity
 (deficit)..............      308,700    (108,589)   (357,684)   (439,052)  (2,016,033)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis in conjunction with our financial statements and related notes included elsewhere in this prospectus. The discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. The principal factors that could cause or contribute to differences in our actual results are discussed in the section titled Risk Factors.

Overview

  We are a technology company that provides information, products and services to political campaigns, advocacy organizations and commercial enterprises. Over the past ten years, we have compiled a large database of over 145 million registered voters in the United States. This database is our core strategic asset. We believe this database would be very difficult to replicate because many voter jurisdictions have different authorization requirements and restrictions on gathering and disclosure of voter records. We use our database to provide campaign management and Internet marketing and to facilitate online fundraising. We also have created a database that contains records of over 37 million voters in the United Kingdom and a database that contains records from departments of motor vehicles throughout the United States. We believe that we are an industry leader in providing campaign management products and services and that we have significant knowledge and expertise in this field.

  To date, we have generated the majority of our revenue from our software products, Campaign Manager and PAC Manager, and our database products, consisting principally of information from voter records provided to candidates running for public office or political action committees, or PACs. Our Campaign Manager software and PAC Manager software are designed to help campaigns and PACs manage their constituent and contributor lists and comply with reporting requirements imposed by the Federal Election Commission, or FEC, or state reporting agencies. For clients not requiring customized software, we deliver our software products on a CD, and recognize revenue upon delivery. For clients requiring customized software, we recognize revenue based on a percentage of completion. We also provide software maintenance services and telephone support services related to the software. Our customer support contracts typically have a one-year term and revenue is recognized ratably over the term of the contract.

  Campaign and advocacy organizations extract a demographically, geographically or politically defined list of potential contributors or constituents from our databases. We provide this information through one of three means, by accessing information on our website, www.voterlistsonline.com, by modem download through a file transfer protocol, or by delivery of a CD. We recognize revenue at the time of delivery.

  During 1999, we developed and introduced two new services that use our registered voter file database: CampaignContribution.com and targeted Internet marketing. These new services did not generate significant revenue during 1999. We anticipate devoting substantial resources to increase sales for each of these services.

  CampaignContribution.com permits campaign and advocacy organizations to process contributions online. The products provide for acceptance, processing, authentication, analysis and disclosure of contributions made online. We process the contribution on behalf of the donee and remit the contribution, net of our fees, to the donee. For each contribution, we charge a fee equal to a percentage of the transaction, plus a set cost per transaction. We recognize revenue based on only the fees charged to the donee.

  Our targeted Internet marketing services permit our clients to target potential constituents, based on demographic and geographic data. Our clients typically sign contracts where the fee is calculated based upon the number of impressions delivered. We recognize revenue based on delivery of impressions.

  We have incurred net losses and negative cash flows for each of the past three years. As of December 31, 1999, we had an accumulated deficit of $2.4 million. We had a net loss of $249,000 for the year ended

December 31, 1997, $81,000 for the year ended December 31, 1998, and $1.9 million for the year ended December 31, 1999. We intend to continue to invest in our technology and infrastructure, including significant investments in our databases. We also intend to increase our expenditures relating to sales and marketing and product development activities. As a result, we believe we will continue to incur operating losses and negative cash flows from operations and the rate at which these losses will be incurred may increase from the current level.

Results of Operations

  The following table sets forth statement of operations data as a percentage of total revenue for the periods indicated. The historical results are not necessarily indicative of results to be expected for any future period:

                                                                    Year Ended
                                                                   December 31,
                                                                  --------------
                                                                  1997 1998 1999
                                                                  ---- ---- ----
     Revenue:
       Products..................................................  69%  68%  72%
       Services..................................................  31%  32%  28%
                                                                  ---- ---- ----
         Total revenue........................................... 100% 100% 100%
     Cost of revenue:
       Products..................................................  17%  22%  25%
       Services..................................................   6%   5%   7%
                                                                  ---- ---- ----
         Total cost of revenue...................................  23%  27%  32%
     Gross margin:
       Products..................................................  52%  46%  47%
       Services..................................................  25%  27%  21%
                                                                  ---- ---- ----
         Total gross margin......................................  77%  73%  68%
     Operating expenses:
       General and administrative................................  50%  50%  68%
       Selling and marketing.....................................  48%  47%  42%
       Product development.......................................   7%   4%  10%
                                                                  ---- ---- ----
         Total operating expenses................................ 105% 101% 120%

Years Ended December 31, 1998 and 1999

  Revenue. Total revenue, which consists of products revenue and services revenue, increased 55% from $2.5 million for the year ended December 31, 1998 to $3.9 million for the year ended December 31, 1999.

  Products revenue increased 64%, from $1.7 million for the year ended December 31, 1998 to $2.8 million for the year ended December 31, 1999. This increase was attributable primarily to purchases by the NRA of voter data in the amount of $807,000. Additional increases were attributable to a new release of multi-user versions of our Campaign Manager and PAC Manager software products and an overall increase in usage of our registered voter files due to an increased number of jurisdictions from which voter records were acquired.

  Services revenue increased 35% from $813,000 for the year ended December 31, 1998 to $1.1 million for the year ended December 31, 1999. This increase was attributable primarily to an increase in the number of software support contracts signed during 1999.

  Cost of revenue. Cost of revenue consists of cost of products revenue and cost of services revenue. Cost of products revenue consists primarily of external costs associated with acquisition, enhancements, updates and maintenance of voter records, as well as personnel costs associated with programming and customization of our software. Cost of services revenue consists primarily of personnel costs associated with our customer support department.

  Total cost of revenue increased 84% from $679,000 for the year ended December 31, 1998 to $1.3 million for the year ended December 31, 1999.

  Cost of products revenue increased 78% from $555,000 for the year ended December 31, 1998 to $987,000 for the year ended December 31, 1999. This increase was attributable primarily to significant increases in the number of voter records in our database. Additional increases were due to increases in the number of personnel and increased compensation costs associated with data acquisition labor. We expect future increases in our data acquisition costs related to both the acquisition of the data and the labor associated with the department.

  Cost of services revenue increased 113% from $124,000 for the year ended December 31, 1998 to $263,000 for the year ended December 31, 1999. This increase was attributable primarily to increases in personnel costs expended to significantly improve the capabilities of our customer support department. We expect costs associated with our customer support department to increase in absolute dollars and may increase as a percentage of revenue.

  Gross margin. Total gross margin percentage decreased from 73% for the year ended December 31, 1998 to 68% for the year ended December 31, 1999. Products gross margin percentage decreased from 68% for the year ended December 31, 1998 to 65% for the year ended December 31, 1999. This decrease was attributed primarily to increases in our data acquisition costs. Services gross margin percentage decreased from 85% for the year ended December 31, 1998 to 76% for the year ended December 31, 1999. This decrease was attributed to a substantial increase in the number of our personnel in our customer support department.

  General and administrative expense. General and administrative expense consists primarily of management and support personnel expenses as well as facilities and professional fees.

  General and administrative expense increased 112% from $1.3 million for the year ended December 31, 1998 to $2.7 million for the year ended December 31, 1999. This increase was attributable primarily to changes in corporate infrastructure including increased headcount and facilities. We expect general and administrative expense to continue increasing as we continue to build and maintain our corporate infrastructure.

  Selling and marketing expense. Selling and marketing expense consists primarily of compensation costs associated with our sales and marketing personnel and associated benefits. Additional expenses include sales commissions and bonuses and advertising and promotions expense.

  Selling and marketing expense increased 37% from $1.2 million for the year ended December 31, 1998 to $1.6 million, for the year ended December 31, 1999. This increase was attributable primarily to increases in headcount and commission expense due to increased sales and expenses associated with producing marketing materials. We expect sales and marketing expense to continue increasing in absolute dollars.

  Product development expense. Product development expense consists primarily of employee compensation costs and related benefits associated with the development of our new products.

  Product development expense increased 327% from $93,000 for the year ended December 31, 1998 to $398,000 for the year ended December 31, 1999. This increase was attributable primarily to an increase in our headcount for new product and services development. We believe that a significant level of product development is required to remain competitive, and expect that the dollar amount of these expenses will continue to increase in future periods.

  Equity based compensation expense. We recorded equity-based compensation expense of $256,000 associated with options granted during 1999. We did not incur similar expense in 1998. We expect to incur equity-based compensation expense associated with the issuance of options with an exercise price less than market value from 2000 to 2005. This expense is allocated among the various components of cost of revenue and operating expenses.

  Other income. During the year ended December 31, 1998, we received a cash payment from a legal settlement in the amount of $650,000 which we used to supplement our cash flow from operations.

  Interest income and interest expense. Net interest changed $57,000 from $24,000 in net interest expense for the year ended December 31, 1998 to $33,000 in net interest income for the year ended December 31, 1999. This change was a result of increases in cash available for short-term investments, which resulted principally from the sale of our Series A Preferred Stock in September 1999. Interest expense includes interest costs incurred on personal loans made by our stockholders.

  Income taxes. We did not pay income taxes during the years ended December 31, 1998 and 1999. As of December 31, 1999, we had a net operating loss carryforwards of approximately $1.9 million that expire through 2019.

Years Ended December 31, 1997 and 1998

  Revenue. Total revenue increased 47% from $1.7 million for the year ended December 31, 1997 to $2.5 million for the year ended December 31, 1998.

  Products revenue increased 44% from $1.2 million for the year ended December 31, 1997 to $1.7 million for the year ended December 31, 1998. This increase was attributable primarily to a phase out of our non-Windows based products, which necessitated that clients adopt updated versions of our Campaign Manager and PAC Manager software, and an increase in the number of jurisdictions for which we offered voter file data.

  Services revenue increased 53% from $530,000 for the year ended December 31, 1997 to $813,000 for the year ended December 31, 1998. This increase was attributable to an increase in the number of software contracts.

  Cost of revenue. Total cost of revenue increased 73% from $391,000 for the year ended December 31, 1997 to $679,000 for the year ended December 31, 1998.

  Cost of products revenue increased 91% from $291,000 for the year ended December 31, 1997 to $555,000 for the year ended December 31, 1998. This increase was attributable primarily to significant increases in the number of voter records in our database. Additional increases were due to increases in the number of personnel and increased compensation costs associated with data acquisition labor.

  Cost of services revenue increased 23% from $100,000 for the year ended December 31, 1997 to $124,000 for the year ended December 31, 1998. This increase was attributable primarily to increases in personnel costs.

  Gross margin. Total gross margin percentage decreased from 77% for the year ended December 31, 1997 to 73% for the year ended December 31, 1998. Products gross margin percentage decreased from 76% for the year ended December 31, 1997 to 68% for the year ended December 31, 1998. This decrease was attributable primarily to increases in our data acquisition costs. Services gross margin percentage increased from 81% for the year ended December 31, 1997 to 85% for the year ended December 31, 1998. This increase was attributable to increases in the number of support contracts.

  General and administrative expense. General and administrative expense increased 46% from $857,000 for the year ended December 31, 1997 to $1.3 million for the year ended December 31, 1998. This increase was attributable primarily to changes in our corporate infrastructure including increasing personnel and expenses related to our facilities.

  Selling and marketing expense. Selling and marketing expense increased 46% from $818,000 for the year ended December 31, 1997 to $1.2 million for the year ended December 31, 1998. The increase was attributable primarily to increases in our sales and marketing headcount and increases in bonuses and commissions.

  Product development expense. Product development expense decreased 20% from $116,000 for the year ended December 31, 1997 to $93,000 for the year ended December 31, 1998. This decrease was attributable primarily to a decline in the average headcount in this department during the year.

  Interest income and expense. Net interest expense decreased 3% from $25,000 for the year ended December 31, 1997 to $24,000 for the year ended December 31, 1998.

  Income taxes. We did not pay income taxes during the years ended December 31, 1997 and 1998. As of December 31, 1998, we had a net operating loss carryforwards of approximately $44,000 that will expire in 2018.

Liquidity and Capital Resources

  We had working capital of $1.3 million as of December 31, 1999. As of December 31, 1999, we had $2.4 million in cash and cash equivalents consisting of bank deposits and money market funds.

  Historically, our cash requirements have been financed through a combination of cash flow from operations, $3.5 million received upon the sale of Series A Preferred Stock in September 1999, and loans from our principal stockholders. Additionally, we have supplemented our cash from operations by receipt of two legal settlements of approximately $2.0 million in 1995 and $650,000 in 1998.

  As of December 31, 1999, we had accounts receivable of $1.0 million. Of this amount, approximately $500,000 was attributable to the sale of our voter records to a single client and was collected after the year end. The remaining $500,000 is attributable to sales of our campaign products and services to candidates, including candidates for the 1999-2000 presidential elections. Some of these candidates rely on matching funds from the federal government in order to pay the expenses of their campaigns. We expect to collect all or substantially all of these accounts receivable in 2000; however, the terms of the collection of these accounts may adversely affect our cash flow.

  The Series A Preferred Stock will automatically convert to 1,272,727 shares of common stock upon the closing of an initial public offering that raises at least $15.0 million in aggregate proceeds.

  In September 1999, our principal stockholders converted deferred compensation and other working capital advances into a convertible promissory note in the amount of $308,000. Concurrent with the closing of this offering, this note will be converted into 112,050 shares of common stock.

  For the year ended December 31, 1997, cash used by operations was $7,000, primarily attributable to net losses from operations of $249,000 and an increase in accounts receivable of $164,000, partially offset by a decrease in income tax refund receivable of $153,000 and an increase in accrued expenses of $103,000. For the year ended December 31, 1998, cash provided by operations was $116,000, primarily attributable to an increase in deferred revenue of $148,000 and a decrease in income tax receivable of $94,626, partially offset by an increase in prepaid expense on current assets of $101,000, a decrease in accounts payable of $96,000 and a net loss of $81,000. For the year ended December 31, 1999, cash used by operations was $1.1 million, primarily attributable to a net loss from operations of $1.9 million and an increase in accounts receivable of $900,000, partially offset by increases in accounts payable of $590,000, deferred revenue of $429,000 and accrued expense of $301,000.

  Our investing expenditures for our business have included capital expenditures totaling $12,000 for the year ended December 31, 1997, $115,000 for the year ended December 31, 1998 and $149,000 for the year ended December 31, 1999. These capital expenditures were incurred primarily to acquire computer hardware and software for our operations and internal use, as well as to expand our existing and newly leased space to accommodate increases in our employee headcount. We expect that as our client base and employee base grow, we will require additional computer hardware and software and we will incur additional expenses in leasehold improvements to accommodate existing and future leased spaces.

  For the year ended December 31, 1997, cash provided by financing activities was $43,000, attributable primarily to proceeds from loans from stockholders, partially offset by repayments on loans from stockholders. For the year ended December 31, 1998, cash provided by financing activities was $18,000, attributable primarily to proceeds from loans from stockholders, partially offset by repayments on loans from stockholders. For the year ended December 31, 1999, cash provided by financing activities was $3.6 million, attributable primarily to proceeds from the issuance of Series A Preferred Stock of $3.5 million and proceeds from loans from stockholders of $196,000, partially offset by repayments on loans from stockholders of $129,000.

  We intend to invest the net proceeds of this offering in short-term, investment grade securities. We believe that the net proceeds from this offering, together with cash on hand, cash equivalents and borrowings, will be sufficient to meet our operating and capital requirements for at least the next 18 months. If our plans change due to changes in market conditions, competitive factors or new opportunities that may become available in the future, or if our assumptions change or prove to be inaccurate, or if the net proceeds of this offering or our cash flows prove to be insufficient to finance our growth strategy, we may be required to seek additional financing. Furthermore, we may need to seek additional financing to expand our operations in the future.

Year 2000 Issues

  We currently are not aware of any year 2000 problem in any of our critical systems and products. However, the success to date of our year 2000 efforts cannot guarantee that a year 2000 problem affecting third parties upon which we rely will not become apparent in the future and interfere with our operations or otherwise harm our business.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

  In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN 44, Accounting for Certain Transactions Involving Stock Compensation. FIN 44 further defines the accounting consequence of various modifications to the terms of a previously fixed stock option or award under APB Opinion No. 25. FIN 44 becomes effective on July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after December 15, 1998 or January 12, 2000. We have not completed our evaluation of the impact of FIN 44 on our financial position or results of operations.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. This SAB expresses the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Registrants can apply the accounting and disclosure requirements of this SAB retrospectively, or may report a change in accounting principle no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999. The Company does not expect the application of this SAB to have a material impact on the Company's financial statements.

                                    BUSINESS

Overview

  We are a technology company that provides information, products and services to political campaigns, advocacy organizations and commercial enterprises. Over the past ten years, we have compiled a large database of over 145 million registered voters in the United States. This database is our core strategic asset. We believe this database would be very difficult to replicate because many voter jurisdictions have different authorization requirements and restrictions on gathering and disclosure of voter records. We use our database to facilitate campaign management, Internet marketing and online fundraising. We also have created a database that contains records of over 37 million voters in the United Kingdom and a database with records from departments of motor vehicles. We believe that we are an industry leader in providing campaign management products and services and that we have significant knowledge and expertise in this field.

  Our products and services are designed to service the following three markets:

  .  political campaigns or parties on the federal, state and local level;

  . advocacy organizations, including political action committees, or PACs, non-profit organizations and issue-oriented organizations; and

  .  commercial enterprises.

  As of April 30, 2000 our clients include over 50 U.S. Senators, over 200 members of the U.S. House of Representatives, approximately 46 Democratic and Republican state parties and numerous national advocacy groups and consulting firms. Furthermore, of the top 50 Senate and top 50 House of Representative fundraisers for the 1999-2000 election cycle, as recorded by the Federal Election Committee, or FEC, as of May 2000 72% of the Senate candidates and 66% of the House candidates used at least one of our products or services.

  Our clients use our products and services to reach their audiences based on demographic, geographic or political criteria. Our campaign and advocacy clients use our software products to maintain lists of voters, contributors, prospective contributors, volunteers, members of the press and community organizers, and to comply with the reporting regulations of the FEC and state government agencies. Our targeted marketing clients use our products and services to combine our databases and software to reach potential constituents and supporters, generate campaign awareness and solicit contributions through the Internet, telephone, mail or door-to-door efforts.

Industry Background

  The importance of sophisticated databases to facilitate communication through the Internet. The Internet has rapidly emerged as an important medium for facilitating communication, conducting commerce and gathering and disseminating information. International Data Corporation, or IDC, estimates that the number of worldwide Internet users exceeded 142 million in 1998 and will grow to approximately 502 million by 2003. IDC also estimates that worldwide commerce over the Internet will grow from approximately $50.4 billion in 1998 to approximately $1.3 trillion by 2003.

  As Internet usage has grown, the need for sophisticated databases to manage vast quantities of mission-critical information has significantly increased. These databases are used for various purposes, including:

  .  targeted Internet and direct marketing;

  .  authenticating identity for e-commerce transactions;

  .  obtaining prospect lists online; and

  .  electronic directory assistance or reference services.

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

  A major challenge for organizations building databases is the gathering and maintaining of sufficient, valuable and accurate information. Building and maintaining comprehensive and accurate databases often requires a significant investment of resources and may require many years to complete. Organizations spend millions of dollars each year to acquire and maintain data on residents of the United States and other countries from traditional sources, including direct mail responses, telephone surveys, warranty cards and product information cards, as well as the Internet. For example, many organizations incur substantial advertising costs to attract visitors to their websites in order to build and enhance their database of user profiles. The information gathered through traditional means or through the Internet may be incomplete or inaccurate. Further, many organizations may only be able to obtain information for limited demographic segments or geographic regions. Organizations also incur costs compiling this data into usable formats and developing or configuring sophisticated software to manage their data.

  Ability of technology to facilitate management of campaign and advocacy organizations. Campaign and advocacy organizations are increasingly adopting new technologies to organize and communicate with constituents and supporters. The operation of campaign and advocacy organizations requires intensive efforts involving both professionals and volunteers who use large quantities of data. As the cost of communicating with constituents and supporters increases, these campaign and advocacy organizations are under increasing pressure to use information management tools and accurate databases to affect the outcome of elections or influence legislation. Comprehensive and accurate databases enable campaign and advocacy organizations to concentrate their communication efforts on those constituents able, and most likely, to support their efforts.

  With the increasing cost of campaigns and the proliferation of issues, many organizations now conduct fundraising efforts and operate on a year-round basis. These organizations raise funds for a variety of purposes, including:

  .  media relations;

  .  lobbying activities;

  .  targeted constituent outreach programs; and

  .  additional fundraising.

  Many of these organizations are seeking more efficient means of attracting and identifying potential supporters, soliciting funds and reporting information about their contributors to federal, state and local governments. At the federal and state levels, these organizations are increasingly regulated and are required by law in most jurisdictions to disclose the amount of receipts and disbursements, the amount and source of loans and the amount, source, employer and occupation of contributors.

  Advantages of targeted Internet marketing. In addition to campaign and advocacy organizations, commercial entities are also seeking new technologies to lower marketing costs and increase marketing effectiveness. To do this, many of these entities are increasingly using the Internet as a more effective and lower cost alternative to traditional media and for providing targeted marketing to potential client. Further, targeted Internet marketing enables entities to more easily generate public awareness of products, services or particular issues within specific demographic, geographic or political segments. Unlike traditional media, the Internet facilitates immediate feedback that enables these entities to continually optimize the effectiveness of their marketing and advertising strategies and evaluate the return on their expenditures. We believe that targeted Internet marketing has the potential to be more cost-effective, as well as easier to develop and implement, than traditional direct marketing or advertising campaigns.

Our Solution

  Our databases, products, services and technology provide campaign and advocacy organizations, regardless of party affiliation, with campaign management, targeted Internet marketing, online fundraising and voter authentication solutions. Our software is designed to extract and manipulate information from our databases about specific population demographics. Our clients include major political candidates, as well as advocacy groups, non-profit organizations and direct marketing firms.

  Our databases. Our databases, which we regard as our key assets, have been built and maintained over the past ten years and contain over 145 million domestic voter records, 37 million voter records from the United Kingdom and an aggregate of over 50 million departments of motor vehicle records in the United States. The registered voter records can contain information provided by the voter at the time of registration. In many jurisdictions this information may include:

  .  date of birth;

  .  date of registration;

  .  residence address;

  .  political jurisdiction; and

  .  party affiliation.

  Where available, we have enhanced the records in our databases to include demographics not contained in the voter records. Examples of these enhancements include:

  .  listed telephone number;

  .  estimated income level;

  .  ethnic surname; and

  .  homeowner or renter status.

  Our comprehensive campaign management solutions. Our campaign and advocacy clients use our software to manage their organizations by maintaining their lists of voters, contributors, prospective contributors, volunteers, members of the press and community organizers in one database. Our clients also use our software to comply with FEC and state disclosure requirements. Technical support is available at our website or by a toll-free call 24 hours a day, seven days a week.

  Clients use our databases and software to target potential constituents and supporters, generate campaign awareness and solicit contributions through the Internet, or by telephone, mail or door-to-door efforts. We provide campaign and advocacy organizations with cost-effective tools to facilitate online fundraising. Campaign and advocacy organizations wishing to drive traffic to their websites, or to the website of a legislator they wish to influence, may purchase banner advertisements directed to constituents nationally or just those who reside in a particular state, congressional district or town.

  Targeted Internet marketing. We are using our databases as a targeted Internet marketing tool to allow our clients to reach their audience based on demographic, geographic or political criteria. We believe that our targeted marketing will increase clients' awareness and traffic flow to their websites in a more cost-effective manner than alternative online advertising or traditional media, such as mass mailings.

Strategy

  Our goal is to become a leading provider of targeted Internet marketing and to expand our position within the campaign and advocacy industries. We intend to pursue our goal by the following actions:

  Continue to enhance size and quality of our databases. We believe that we have established one of the most comprehensive databases of voter records in the United States. We intend to continue to enhance the size and quality of our domestic databases by continuing to access domestic voter records, departments of motor vehicle records and other records. We intend to continue to improve upon already established relationships with various state and local agencies in order to increase our efficiency in collecting and updating our voter records. By combining our frequently updated database with new database technologies and demographic targeting techniques, we believe that we will be able to offer our clients increasingly effective and comprehensive methods for targeting their intended audiences.

  Increase applications for our databases. Our clients can use our products and services to increase the efficiency of their marketing and fundraising efforts. We intend to use our database technologies and expertise to expand our service offerings to include targeted Internet marketing. By building relationships with Internet Service Providers, or ISPs, Web portals and third party ad-servers, we intend to assist our clients in increasing traffic to their websites by using targeted banner ads to customize advertising efforts for specific political, demographic and commercial segments. Further, we believe that there are other attractive potential uses for the information contained in our database. In addition to expanding our targeted Internet marketing in the commercial context, these opportunities, where permitted by law, include providing:

  . government mandated age authentication for use by websites in need of a verification tool for their user base, in order to protect children from products or communications intended for adults;

  .  access to voter records online; and

  .  online directory assistance or reference services.

  Expand the scope of our comprehensive fundraising solutions. We intend to continue to provide our clients with an effective means of campaign and advocacy fundraising by expanding the functionality of our campaign management Internet and software solutions. Specifically, we intend to provide our clients with solutions that more efficiently:

  .  target prospective contributors;

  . accept, process, authenticate, analyze and disclose contributions received through Internet, direct and telephone marketing efforts as well as special events and PACs;

  .  manage their contributor and constituent response efforts;

  .  recruit volunteers and community members; and

  .  enhance their press and public relations activities.

  Extend international databases. We intend to use our database technology and expertise to offer our products and services on an international scale. We recently acquired the voter records, or Electoral Roll, of the United Kingdom, which consists of records of over 37 million persons. We intend to build our international database by enhancing our United Kingdom records and acquiring voter records from other countries. We have had discussions with possible strategic partners in the following countries:

        .  Australia             .  Italy                                 .  South Africa
        .  Austria               .  Japan                                 .  South Korea
        .  Canada                .  The Philippines                       .  Spain
        .  France                .  Poland                                .  Switzerland
        .  Germany               .  Russia

  We also plan to enter into discussions with potential partners in other countries throughout Africa, Asia, Europe and South America in order to expand our databases.

  Broaden our sales and marketing efforts. To broaden our market coverage and expand our service offerings, we intend to continue to grow our sales and marketing organization to target new industries in the United States and internationally. We intend to complement our current staff of trained professionals with additional qualified personnel, including category sales and international specialists. We intend to focus on expanding our current sales and marketing reach, cross-selling our software and Internet solutions and developing our sales and marketing efforts for new products and services.

Products and Services

  We intend to continue to use our databases and installed client base to expand the use of multiple products among our existing clients and to increase the number of new clients using one or more of our integrated suites of products. Our products and services, which are listed by revenue produced during the year ending December 31, 1999, are described below:

  Political software. We are a leading provider of political management software to campaigns and PACs. Our Campaign Manager software is a database management program that facilitates the creation and manipulation of lists of a campaign's contributors, supporters, constituents, volunteers, press contacts and organizers. The program maintains the information necessary to submit disclosure reports that comply with the reporting requirements of federal and state agencies, including the FEC. Our programs are continuously upgraded to provide an interface between a campaign's database and popular word processing and email programs, and keep abreast of changing campaign disclosure regulations.

  Our PAC Manager software is used to maintain supporter lists and comply with disclosure requirements imposed by federal and state disclosure agencies. The program is used by more than 50 PACs to file federal or state reports.

  For the years ended December 31, 1997, 1998 and 1999, we derived revenue of approximately 47%, 43% and 39% from the sale of our Campaign Manager and PAC Manager software and related services.

  Voter lists. We provide our clients with enhanced lists of registered voters, in many formats, as requested. Users may order, pay for and obtain a list of constituents at our website, www.voterlistsonline.com. Clients input specific criteria related to the list of voters they wish to obtain directly at our website and after performing a search and viewing the results, a client can obtain the requested listing formatted as mailing labels, telephone sheets, walk lists, a polling sample or a file suitable for import into many popular software programs.

  We collect data to enhance our database from several sources, including Central Address Systems, Inc., or CAS. CAS provides us with the following data enhancements:

  .  phone number verification;

  .  inferred income;

  .  presence of children; and

  .  homeowner or renter status.

  This contract automatically renews annually unless notice of termination is provided by either party. Our failure to continue to obtain data from this source, if we cannot obtain it from an alternative source, may adversely affect our ability to maintain our enhanced database.

  For the years ended December 31, 1997, 1998 and 1999, we derived revenue of approximately 18%, 24% and 47% from the sale of our voter files.

  Online fundraising. CampaignContribution.com, or CC.com, facilitates Internet-based contributions to campaign and advocacy organizations. CC.com provides for the acceptance, processing, authentication, analysis and disclosure of contributions made at organizations' websites.

  Electronic directory assistance or reference services. Our www.governmentrecords.com service facilitates access by users to our databases of voter record information provided by state and local boards of elections and departments of motor vehicles. Our website acts as a search engine to locate individuals or groups of records based on criteria specified by the user. Our primary marketing efforts for this service are aimed at government agencies, litigation support services, law firms and insurance companies.

  Targeted advertising. Using our database to customize their advertising efforts, our clients can reach up to 150 million individuals nationwide, representing an estimated 70% of the citizens of the United States age 18 or older. We also use geographic and demographic attributes from our database to deliver advertising to individuals online. We place our targeted banner advertisements through Web portals and third party ad-servers. To date, we have not received any material revenue from sales of our targeted marketing efforts. We have a two-year contract with MatchLogic, Inc., a subsidiary of Excite, under which we are obligated to purchase advertising space from MatchLogic and match our database with MatchLogic's database for targeted advertising. In connection with this agreement, we plan on selling the advertising space we purchase to our clients for their banner advertisements. Under the terms of the contract, either party may terminate the contract upon sixty days notice if the other party materially breaches the terms of the contract, or if less than $1,000,000 in advertisement fees are generated by October 2000. Further, under terms of the agreement, MatchLogic can refuse to serve any ads we may sell. We also have purchasing arrangements for ad-server space with one other third-party ad-server; however, we do not have any contractual rights to receive ad-space with this third-party server or any other third party ad-server, Web portal or ISP. We depend on securing space in order to place any targeted banner ads we might sell.

Emerging and Prospective Products and Services

  Our knowledge of the market, client base and databases may give us the opportunity to provide clients with additional products and services. These products and services include:

  Age authentication. With the consent of the individual involved, our databases may be used for age authentication required by governmental agencies or sought by commercial entities wishing to regulate access to their website. For example, this age authentication tool could be used by a website to protect children from products or communications intended for adults.

  International campaign services. We have developed a database consisting of voter records of the United Kingdom, and intend to expand our databases to include voter records of other countries. A potential opportunity for using these international databases exists in established and emerging democracies where candidates and organizations are looking to implement U.S.-style campaigns.

  Web Wizard. We have developed a Web creation tool that facilitates the creation of websites. The tool is designed to meet the needs of smaller campaign and advocacy organizations that wish to establish a Web presence without retaining a professional Web design firm.

  Internet voting services. Although in its earliest stages, we are exploring the possibility of providing new products and services to registrars and secretaries of state to register and authenticate votes cast on the Internet.

Sales and Marketing

  We sell our products and services in the United States and the United Kingdom through our sales and marketing team. As of April 30, 2000, our sales and marketing team consisted of 39 employees. Our sales and marketing team is organized by industry and geographic region. We believe we have assembled a sales and marketing staff that is well trained and experienced in their industries, thus possessing the skills required to provide our clients with the best software and targeted marketing solutions. We have developed an internal, custom-made training program for all new sales representatives to ensure that they are trained on our products and services and in their industries.

  Our sales and marketing personnel use a variety of marketing programs to generate demand for our products and services, build market awareness, develop customer leads and establish business relationships. Our marketing activities include television ads, public relations, print advertisements. Our direct marketing activities include seminars, trade shows, special events, sponsorships and ongoing client communications programs. We also have consulted with advertising experts to assist us in learning more about our clients, through the use of focus groups within our clients' industries. Based on the information gathered through these efforts, we tailor marketing programs to address our clients' specific concerns and needs.

Clients

  Our current principal client list consists of campaigns, advocacy and commercial clients. As of April 30, 2000, our clients include over 50 U.S. Senators, over 200 members of the U.S. House of Representatives, approximately 46 Democratic and Republican state parties and numerous national advocacy groups and consulting firms. Furthermore, of the top 50 Senate and top 50 House of Representative fundraisers for the 1999-2000 election cycle, as recorded by the FEC as of May 2000, 72% of the Senate candidates and 66% of the House candidates used at least one of our products or services.

  For the year ending December 31, 1999, the NRA accounted for approximately $807,000, or 21%, of our revenue. Other than described in the preceding sentence, we have not derived ten percent or more of our revenue from any single client in any fiscal year from 1997 to 1999.

Customer Service

  Our software clients receive software maintenance and telephone support at no additional charge for 90 days from the date the software is delivered to the client. Thereafter, clients may choose to discontinue maintenance and telephone support, purchase maintenance only, or purchase maintenance and telephone support for a 12- or 24-month period.

  Maintenance consists of all updates to the software including changes made to keep the software in compliance with federal and state disclosure requirements. Telephone support allows the client to call an 800 number and request assistance 24 hours a day seven days a week.

  We currently have more than 350 clients under maintenance and telephone support, including federal and state candidates, PACs and associations, and national, state or local political parties. Our clients can also access our customer service department through our website www.aristotle.com and can email support questions to support@aristotle.com.

  As of April 30, 2000, we employed nine customer support representatives. These representatives are trained in both the technical aspects of software, data and networking and the political or organizational imperatives of our clients. Representatives handle client telephone calls in a help-desk role and are responsible for proactive customer service. They are also assigned a list of PAC or state party clients or clients in a specific geographic region for whom they serve as a primary contact, consultant and project manager. Clients call the help-desk for assistance with day-to-day questions or problems. If a problem or concern escalates, it is transferred to the representative responsible for that client.

Product Development

  Based upon client feedback, competition and market analysis, our Internet services product group determines functions and specifications for future Internet-based services and enhancements to our current services. Our product development group develops these new services and enhances existing services.

  We have developed a managed release process for our Internet and software products to assist clients in the adoption of new product releases. This process includes testing and evaluating revisions, updating online and paper documentation to include new features, training customer support personnel and notifying and training customers.

  Our product development department updates our software on a continuous basis. The software changes include updates to incorporate new FEC and state reporting requirements and enhancements to product features and performance. As of April 30, 2000, our product development group consisted of 20 full time employees. For the year ended December 31, 1999, we spent approximately $398,000 on product development activities.

Government Regulation and Privacy Concerns

  We are subject to extensive government regulation, including:

  Federal regulation of databases. Our publication of departments of motor vehicle records is regulated by the Drivers Privacy Protection Act of 1994, or DPPA. The DPPA restricts our clients' use of this data to specific uses, including government use, and requires us to keep specific records of our sale of this data. The Federal Election Campaign Act of 1974 and FEC regulations prohibit the use of data regarding federal contributions that we publish for solicitation or other business purposes.

  State regulation of databases. Our publication of voter lists is regulated by the laws of the jurisdictions from which these records are obtained. While jurisdictions in which approximately one-half of the registered voters in the United States reside do not limit the use of voter records, the remaining jurisdictions generally limit the use to government and political purposes. Further, access to the voter lists is restricted in a small number of jurisdictions.

  Our publication of departments of motor vehicle records is subject to the laws of the states from which the records are obtained. Many of these state laws restrict the uses to which the data may be used by our clients, and require us to meet record-keeping standards for any sales of the data.

  International regulation. Currently, there are almost no government regulations on the collection and use of data about registered voters in the United Kingdom. However, the United Kingdom is currently implementing regulations that would limit access to and use of the complete Electoral Roll. As we expand our international products and services, we may also face government restrictions on our collection and use of data from other foreign jurisdictions.

  Precedent for use of our databases for age authentication. We are not aware of any government regulation limiting the use of our databases to authenticate an individual's age or identity through voter or departments of motor vehicle records with that person's consent. However, age and identity verification through use of voter or departments of motor vehicle records contained electronically in a database is a new and emerging field and government regulations may be adopted to limit these activities.

  Privacy concerns. We collect and compile information in our databases that we use in connection with our campaign products and services and for our targeted marketing products. Although we collect a significant portion of this information from public records, we also rely on commercial data collection efforts to enhance our records. Although we believe that we have the right to use and compile the information in these databases, our ability to do so may not remain lawful and there may be no trade secret, copyright or intellectual property protection that is available or becomes available for databases that enhances our rights. In addition, third parties may assert claims to information contained in our databases. There is also a substantial risk that public perception and approval of the use of information acquired through the Internet to engage in commercial purposes, including targeted marketing, may deteriorate.

  Public concern of targeted marketing techniques. The practice of matching offline marketing databases, and in particular personal medical or financial information, to website visitation patterns, or click-stream behavior, is highly controversial. This controversy has resulted in scrutiny of all targeted marketing where offline information is matched to personally identifiable information and where the informed consent of the individual has not first been obtained. While we use a public record database that does not contain information of a confidential nature, and we prohibit the linking of our databases to click-stream information, public controversy engendered by questionable practices may limit our ability to deliver our services or secure sufficient inventory to place our clients' banner advertisements.

Technology

  We use high performance SQL servers running Microsoft Windows NT to maintain our databases. Our systems employ commercially available technology and commercial payment processing services, including CyberCash, Signio/Telecheck and VeriSign. Our systems can be scaled to meet increased requirements for security, reliability, performance, expandability and affordability. Although we currently rely on employees and consultants to service our systems, if our network system demands increase, we may elect to out-source our network services to third-party providers.

  Our technology is designed to provide a high level of data security. Our operating system tracks all login attempts to prevent unauthorized usage. We also employ password and firewall protection to control access to sensitive information contained in our system.

Competition

  We believe that we face competition in two major categories, including:

  Campaign and advocacy solutions providers. We face competition in various forms from within the campaign and advocacy solutions industries. Within these industries, our competitors are focused on the following areas:

  . software--Gnossos, Hannibal, NetFile, state and federal agencies that distribute compliance software at little or no cost to registered political committees and internally developed software;

  . voter files--Labels and Lists, Voter Contact Services, Blaemire Associates, Republican National Committee, state parties, local, county and state clerks and elections administrators and numerous smaller data providers; and

  . campaign contributions--Netivation, Campaign Solutions, Politicsonline and e-Contributor.com.

We may also face competition from consultants to campaign and advocacy organizations.

  Many of our competitors offer lower prices, and some have closer or longer-standing relationships with potential clients, greater financial resources, or, in the case of state or local jurisdictions, easier or less expensive access to the registered voter data. We believe that the principal competitive factors in these markets include quality and size of database, functionality of software and contribution processing services, availability of technical support and the effectiveness of a sales force.

  Advertisers. The online advertising market is extremely competitive. We believe our ability to compete depends upon many factors both within and beyond our control, including the following:

  . timing and market acceptance of new and upgraded products and services developed either by us or our competitors;

  . continued and increasing acceptance by advertisers of targeted Internet marketing as an effective and cost-efficient means of marketing;

  .  ability to adapt to the rapidly changing trends of the Internet;

  .  our customer service and support efforts;

  .  our sales and marketing efforts;

  . our ability to adapt and scale our technology as client needs change and grow; and

  . ease of use, performance, price and reliability of solutions developed either by us or our competitors.

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

  As we expand the scope of our Web services, we may face greater competition from a number of websites and other media companies across a wide range of different Web services. Many of our competitors may have advantages over us in expertise, brand recognition, size, financial and personnel resources and other factors. Several companies offer competitive products or services through Web advertising networks, including 24/7 Media, DoubleClick, Flycast Communications and L90. Our business may also encounter competition from providers of advertising inventory and database management products and related services, including AdForce, DoubleClick and Engage Technologies. In addition, we may face potential competition from a number of large Web publishers, search engines and ISPs, including AOL, Excite, Infoseek, Juno and Yahoo!. Competition may also materialize from political or public policy websites, including Grassroots.com, Politics.com, SpeakOut.com, Vote.com, Votenet.com and Voter.com. We also compete with television, radio and print media companies for a share of the overall advertising budgets of advertisers.

Employees

  As of April 30, 2000, we had a total of 96 employees, 39 of whom were in sales and marketing, 20 in product development, 17 in finance and administration, 20 in customer support and data acquisition. From time to time we also employ independent contractors. Our employees are not represented by a labor union, and we have never experienced a work stoppage. We believe our relations with our employees are good.

Facilities

  Our principal executive offices and our product development facilities are located in Washington, D.C. We lease approximately 2,300 square feet for our corporate headquarters under a lease expiring January 15, 2001, for which we have monthly rental obligations of approximately $5,750, and commercial office space for our product development facility under a lease expiring May 31, 2001, for which we have monthly rental obligations of approximately $3,500. Our product development facility provides us with a secure area to store and operate our computer systems and capacity for communications links and Internet connectivity systems. We also lease space in San Francisco, California for sales and marketing under a lease expiring on November 30, 2002, for which we have monthly rental obligations of approximately $5,500. In addition, we have a sales and marketing office in Atlanta and we employ sales representatives in Chicago, Dallas, Nashville, Seattle and London, England. While we are continually evaluating our facility requirements, we believe our facilities are adequate to meet our current and anticipated needs.

Legal Proceedings

  From time to time, we may be involved in litigation incidental to the conduct of our business. Except as described below, we are not currently party to any legal proceeding that we believe is material to our business or results of operations.

  We have received a letter from a third party engaged in website design and Web hosting requesting that we cease and desist from using the name Aristotle in connection with our online activities. Although the third party has a registered trademark for the use of the name Aristotle in connection with Internet access and website design and hosting, we believe that we have rights to use the name Aristotle in connection with our political, campaign and advocacy operations. We also believe we may have legal rights to use the name Aristotle in connection with our commercial and non-profit activities. There is a risk, however, that we may not be able to use the name Aristotle for these activities on the Internet. If we are unable to use our brand name for these activities we would be required to develop a new brand name for these activities, which could impact our sales and marketing activities, and therefore our ability to generate revenue.

                                   MANAGEMENT

Director, Executive Officers and Key Employees

  Our directors, executive officers and key employees and their positions and ages, as of May 1, 2000, are as follows:

             Name            Age                     Position
             ----            ---                     --------
   John A. Phillips........   44 Chairman of the Board and Chief Executive Officer
   Dean A. Phillips........   42 President and Director
   T. Robert Christ........   31 Chief Financial Officer
   J. Blair Richardson,
    Jr. ...................   44 General Counsel
   Gordon N. Stoll.........   33 Executive Vice President of Sales
   Nicholas Donatiello, Jr.
    .......................   39 Director
   Esther Dyson............   48 Director
   William R. Hambrecht....   64 Director

  John Aristotle Phillips co-founded us in 1983 and has since served as Chairman of our board of directors. From September 1999 to date, Mr. Phillips has served as our Chief Executive Officer, and from January 1983 to September 1999, Mr. Phillips served as our President. Mr. Phillips graduated from Princeton University in 1978 with a bachelors in science degree in aerospace engineering. While at Princeton, Mr. Phillips received international recognition for his design, from publicly available documents, of an atomic bomb. He is the co-author of Mushroom: the Story of the A-Bomb Kid, which was sold to a television network for a made for television movie. John Phillips is the brother of Dean Phillips, our President.

  Dean Aristotle Phillips co-founded us in 1983 and has since served as a director. Since September 1999, Mr. Phillips has served as our President. From 1994 to 1999, Mr. Phillips served as our Chief Executive Officer and from January 1983 to December 1994, Mr. Phillips served as our Vice President. Mr. Phillips graduated from MIT in 1980 with a bachelors in science from the Department of Engineering and Computer Science with a concentration in microcomputer design. Dean Phillips is the brother of John Phillips, our Chief Executive Officer.

  T. Robert Christ has served as our Chief Financial Officer since November of 1999. From August 1999 to October 1999 and following the acquisition of Pulsar Data Systems by Litronic, Inc., a publicly traded data security company, Mr. Christ served as vice president of finance for Litronic. Prior to that acquisition, from August 1998 to June 1999, Mr. Christ served as the chief financial officer of Pulsar Data Systems, a hardware solutions firm. From December 1994 to July 1998, Mr. Christ served as director of finance for The Centech Group, an information technology provider, and from August 1991 to October 1994, Mr. Christ worked as a senior accountant at Rubino and McGeehin, a Washington, D.C. accounting firm. Mr. Christ received a CPA certificate in May 1991. Mr. Christ obtained a bachelors of business administration in Accounting from James Madison University in 1991.

  J. Blair Richardson, Jr. has served as our General Counsel since November 1999. Prior to joining us, he served as our outside counsel from March 1992 to September 1999, providing legal advice on matters relating to data acquisition, regulatory compliance and privacy. From January 1984 to February 1992, Mr. Richardson worked as an attorney with Winston and Strawn, Washington, D.C., specializing in litigation. He received his juris doctorate from the Fordham University School of Law in 1982 and graduated from Princeton University in 1979 with a bachelor of arts from the Department of English.

  Gordon N. Stoll has served as our Executive Vice President of Sales since February 2000. Since 1991, Mr. Stoll has worked for us in the following capacities: Vice President of Sales & National Territory Sales Manager from January 1999 to February 2000, Vice President of Sales and Sales Manager for the Southeast Region from February 1993 to December 1998, Director of Southeast sales from June 1992 to January 1993 and Director of Government Accounts from March 1991 to June 1992. Prior to joining us in 1991, he served as Capitol Hill sales director for Cali Communications from December 1989 to February 1991. He received his bachelor of arts in 1989 from University of Georgia.

  Nicholas Donatiello, Jr. has served as a director since September 1999. Since 1993, Mr. Donatiello has served as president and chief executive officer of Odyssey Ventures, Inc., which is the general partner of Odyssey, L.P. Mr. Donatiello also served as campaign manager from July 1989 to March 1991 and the press secretary from July 1987 to June 1989 for U.S. Senator Bill Bradley, where he undertook a major study of the changing role of cable television, including work with market research companies, cable television providers, media buying firms and heads of major advertising agencies. Mr. Donatiello currently serves as a director of TV Guide, Inc. He earned his bachelor of science in engineering at Princeton in 1982 and received his masters in business administration from Stanford University.

  Esther Dyson has served as a director since March 2000. Since 1982, Ms. Dyson has served as chairman of Edventure Holdings, a company focused on emerging information technologies worldwide and on the emerging computer markets of central and Eastern Europe. Ms. Dyson currently serves on the board of directors of the following companies: Graphisoft, Internet Capital, Languageware.net, Medscape, PRT Group, Scala Business Solutions, Thinking Tools, Uproar.com and WPP Group.

  William R. Hambrecht has served as a director since September 1999. Mr. Hambrecht is the founder and chairman of WR Hambrecht + Co, a position he has held since January 1998. Prior to founding WR Hambrecht + Co, Mr. Hambrecht co-founded Hambrecht & Quist, LLC in 1968, an investment banking firm specializing in emerging high growth technology companies. Mr. Hambrecht began his career in the securities business in 1958. Mr. Hambrecht currently serves on the board of directors of GetThere.com. Mr. Hambrecht graduated with a bachelor of arts in 1957 from Princeton University.

Board of Directors and Committees

  Following this offering, our board of directors will consist of between five and seven directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected for a three-year term to succeed the directors whose terms are expiring. Effective as of this offering, one of our Class I director seats will be vacant and the other seat will be occupied by Esther Dyson. The terms for the Class I directors will expire in 2000. Dean A. Phillips and Nicholas Donatiello, Jr. will be Class II directors whose terms will expire in 2001. John A. Phillips and William R. Hambrecht will be Class III directors whose terms will expire in 2002.

  Our board of directors has a compensation committee and an audit committee. The compensation committee is responsible for making recommendations to our board of directors regarding salaries, incentives and other forms of compensation for our directors, officers and other employees. Messrs. Donatiello and Hambrecht and Ms. Dyson are the current members of the compensation committee.

   We did not have a compensation or audit committee in 1999. The audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. Messrs. Donatiello and Hambrecht and Ms. Dyson are the current members of the audit committee.

  Our board of directors may establish, from time-to-time, other committees to facilitate the management of our business.

Director Compensation

  Our directors do not receive compensation for attendance at board meetings. However, our directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at board meetings. In March 2000, we granted Ms. Dyson an option to purchase 52,147 shares of our common stock, at an exercise price of $2.75 per share.

Compensation Committee Interlocks and Insider Participation

  Prior to May 14, 2000, our board of directors did not have a compensation committee and all compensation decisions were made by the full board of directors. The members of our compensation committee are currently Messrs. Donatiello and Hambrecht and Ms. Dyson. No interlocking relationship exists, or has existed in the past, between our board of directors or compensation committee and the board of directors or compensation committee of any other company.

Executive Compensation

  The following table provides summary information concerning compensation earned by or paid to our chief executive officer and to each of our other executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to us during the fiscal year ended December 31, 1999. These individuals are referred to as the named executive officers.

                           Summary Compensation Table

                                                                   Long Term
                                                                  Compensation
                                         Annual Compensation         Awards
                                    ----------------------------- ------------
                                                                   Securities
                                                     Other Annual  Underlying
Name and Principal Position    Year  Salary   Bonus  Compensation Options (#)
---------------------------    ---- -------- ------- ------------ ------------
John A. Phillips.............. 1999 $232,083 $    --     $--             --
 Chairman and Chief Executive
  Officer

Dean A. Phillips.............. 1999  232,083      --      --             --
 President

T. Robert Christ(1)........... 1999   11,704  10,000      --         52,147
 Chief Financial Officer

J. Blair Richardson, Jr.(2)... 1999   16,250      --      --         24,100
 General Counsel

Gordon N. Stoll............... 1999  134,513      --      --         39,100
 Executive Vice President of
  Sales

--------
(1) Mr. Christ joined us in November 1999.

(2) Mr. Richardson joined us in November 1999. In addition to the salary earned by Mr. Richardson in 1999, he received $90,000 and options to purchase 15,000 shares from us as outside counsel for the year ended December 31, 1999.

Stock Options

  The following tables summarize option grants and exercises during fiscal 1999 to or by our Chief Executive Officer and the named executive officers, and the value of the options held by such persons at the end of fiscal 1999. We have not granted any stock appreciation rights.

                          Option Grants in Fiscal 1999

                                                                         Potential
                                                                      Realizable Value
                                                                         at Assumed
                                       % of Total                     Annual Rates of
                           Number of    Options                         Stock Price
                          Securities   Granted to Exercise            Appreciation for
                          Underlying   Employees  or Base              Option Term(3)
                            Options    in Fiscal   Price   Expiration ----------------
Name                     Granted(#)(1)  Year (2)   ($/Sh)     Date      5%      10%
----                     ------------- ---------- -------- ---------- ------- --------
John A. Phillips........       --          --        --          --       --       --
Dean A. Phillips........       --          --        --          --       --       --
T. Robert Christ........    52,147       11.90%    $2.75     9/30/09  $90,653 $229,733
J. Blair Richardson,
 Jr.(4).................    24,100        5.50      2.75    10/31/09   41,680  105,625
Gordon N. Stoll.........    15,000        3.42      1.50     3/31/09   44,692   84,492
Gordon N. Stoll.........    24,100        5.50      2.75    10/31/09   41,680  105,625

--------
(1) The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by lending the optionee funds to pay the exercise price for the purchased shares. These options vest over five years at the rate of 25% of the shares subject to the option on the first anniversary of the vesting start date specified in the stock option agreement and 1.5625% every month after that date. Unvested shares are subject to our right of repurchase upon termination of employment. Upon specified changes in control, all shares that are then unvested will become vested. Options expire ten years from the date of grant.

(2) We granted to employees options to acquire 438,047 shares of our common stock in 1999.

(3) The potential realizable value of each grant of options has been calculated, pursuant to the regulations promulgated by the Securities and Exchange Commission, assuming that the market price of our common stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. These values do not represent our estimate or projection of future value of our common stock. There can be no assurance that any of the value reflected in the table will be achieved.

(4) Excludes 15,000 options granted to Mr. Richardson for services he provided prior to becoming an employee. These options have an exercise price of $1.50 and expire March 31, 2009.

        Aggregated Option Exercises in Fiscal 1999 and Value of Options
                             At End of Fiscal 1999

                         Number of Securities Underlying      Value of Unexercised
                                   Unexercised                In-the-Money Options
                          Options at End of Fiscal 1999     at End of Fiscal 1999(1)
                         ------------------------------- -------------------------------
Name                     Exercisable(#) Unexercisable(#) Exercisable($) Unexercisable($)
----                     -------------- ---------------- -------------- ----------------
John A. Phillips........        --              --            $--            $ --
Dean A. Phillips........        --              --             --              --
T. Robert Christ........        --           52,147            --              --
J. Blair Richardson,
 Jr.....................     15,000          24,100                            --
Gordon N. Stoll.........     15,000          24,100                            --

--------
(1) Value is based on the difference between the option exercise price and , the estimated initial public offering price of our common stock, multiplied by the number of shares of our common stock underlying the option. No market existed for our common stock prior to this offering.

1999 Stock Option Plan

  In March 1999, our board of directors adopted, subject to the approval of our stockholders, the 1999 Stock Option Plan. Stockholder approval was obtained on March 16, 1999. The 1999 plan allows options to be granted either as incentive stock options or as non-qualified stock options. The aggregate number of shares authorized for issuance under the 1999 plan is 830,000. As of April 30, 2000:

  .  options to purchase 560,728 shares were outstanding;

  .  options to purchase 150,909 shares were vested; and

  .  0 options had been exercised.

  Following the closing of this offering, no additional options will be granted under the 1999 plan. Options granted under the 1999 plan are subject to the following terms:

  . options are exercisable within the times or upon the events as determined by the compensation committee and described in each grant. Each option must become exercisable at a rate of at least 20% per year over five years from the date the option is granted, and no incentive stock option granted to a 10% or greater stockholder shall be exercisable after the expiration of five years from the date the option was granted;

  . the exercise price of any non-qualifying option shall not be less than 85% of the fair market value of the share on the date the option is granted, and the exercise price of an incentive stock option shall not be less than 100% of the fair market value on the date the option is granted;

  . unless the stock option grant states differently, options granted under the plan terminate and may not be exercised if the optionee ceases to be employed by us or our affiliates;

  .  options under the plan are not transferable or assignable; and

  . the plan provides that upon the occurrence of a change of control event, the surviving entity must either assume or substitute the options granted under the plan, or in the alternative, the options become fully exercisable.

2000 Omnibus Stock Plan

  We expect to adopt our 2000 Omnibus Stock Plan before the closing of this
offering. The 2000 plan provides for a total of             shares of our
common stock to initially be reserved for issuance. The 2000 plan is designed to assist us in recruiting, retaining and motivating our employees, outside directors and independent contractors. Under the 2000 plan we can grant:

  .   restricted shares;

  .  stock units;

  . incentive stock options;

  . nonstatutory stock options; and

  . stock appreciation rights.

  Our compensation committee will administer the 2000 plan and has the authority to determine to whom options will be granted and shares will be sold, the number of shares and the exercise and vesting terms.

401(k) Plan

  We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All employees who are 21 years old and have one year of service are eligible to participate and may enter the 401(k) plan as of the first day of each plan year and the date six months later. Participants may make pre-tax contributions to the 401(k) plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. We may make matching contributions, of up to five percent, to the 401(k) plan. Each participant is fully vested in his or her contributions, and vest in any matching contributions we make over a six-year vesting schedules. Contributions by us or the participants to the 401(k) plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, will generally be deductible by us when made. Contributions of the participants and us are held in trust as required by law.

Employment Agreements and Change of Control Arrangements

 John A. Phillips and Dean A. Phillips

  On September 17, 1999, we entered into a two-year employment agreement with each of John A. Phillips, our Chief Executive Officer, and Dean A. Phillips, our President. The annual salary under each of these agreements is $220,000. Under both agreements, we have the right to terminate the agreement on 30 days notice to the employee. However, if we terminate employment, we may become liable for a severance payment, as described below. In addition, under each agreement the employee may terminate his employment upon 30 days' notice if we breach the contract. Both agreements provide a non-compete restriction on the employee which has a duration of one year from the termination of the employment relationship. These non-compete agreements become void against the employee if the employee is terminated without cause or constructively terminated.

  Upon the occurrence of either an involuntary termination without cause or a constructive termination, including a constructive termination following a change in control, the company must make payments to the terminated employee, over the following four months, which in the aggregate equal 100% of the employee's annual base salary, plus any other incentive compensation payable to the employee. In addition, upon the occurrence of either of these events, any stock options granted to the employee shall become immediately vested and exercisable for each employee and our repurchase rights over 1,500,000 shares owned by each employee lapse.

 T. Robert Christ

  Under the terms of Mr. Christ's employment offer letter, dated October 10, 1999, he is entitled to an annual salary of $110,000. In addition, Mr. Christ is entitled to a bonus of $15,000 upon the consummation of this offering. Under this agreement, if Mr. Christ is terminated by us without cause during the first 12 twelve months of his employment, he is entitled to severance equal to the amount of his salary that he would have earned during the remaining initial 12 month period. In addition, 25% of the shares covered by Mr. Christ's initial option grant, or 13,037 shares of common stock, vest immediately in the event he is terminated without cause during the first 12 months of his employment with us. Mr. Christ is subject to a non-competition agreement for a period of one year from the termination of his employment.

 J. Blair Richardson, Jr.

  Under the terms of Mr. Richardson's employment offer letter, dated November 2, 1999, he is entitled to an annual salary of $130,000, and a bonus of up to $15,000. Either party must give the other two weeks' notice in order to terminate the employment relationship. Mr. Richardson is subject to a non-competition agreement for a period of one year from the termination of his employment, which prevents him from soliciting any of our clients and from misusing any proprietary information.

 Gordon N. Stoll

  Under the terms of Mr. Stoll's employment arrangements, he is entitled to an annual salary of $30,000, plus commission. In 1998 and 1999, Mr. Stoll was paid commissions of approximately $70,000 and $105,000. Mr. Stoll is also entitled to a bonus if periodic sales targets are met. Either party must give the other two weeks' notice in order to terminate the employment, except that we may terminate Mr. Stoll's employment without notice if he breaches his employment terms or habitually neglects his duties.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our certificate of incorporation and bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

  We intend to enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our certificate of incorporation and bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since the beginning of our last fiscal year, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

  In September 1999, we sold and issued 1,272,727 shares of our Series A Preferred Stock for an aggregate consideration of $3,500,000, to raise capital to finance our operations. Upon completion of this offering, each share of Series A Preferred Stock will convert into one share of common stock.

  The following table summarizes purchases, valued in excess of $60,000, of shares of our Series A Preferred Stock by our directors, executive officers and 5% stockholders:

                                                                    Number of
                                                                    Shares of
                                                                    Series A
       Purchaser                                                 Preferred Stock
       ---------                                                 ---------------
       W.R. Hambrecht/Aristotle, LLC............................     727,273
       ePartners................................................     363,636

  These affiliates purchased the securities described above at the same price and on the same terms and conditions as the unaffiliated investors in the private financing.

  Prior to December 31, 1995, John A. Phillips advanced to us $14,419 pursuant to oral lending agreements with us. Prior to December 31, 1995, Dean A. Phillips advanced to us $13,102 pursuant to oral lending agreements with us. At December 31, 1995, aggregate outstanding balances under these loans were $27,519.

  During the year ending December 31, 1996, John A. Phillips advanced to us $72,334 pursuant to oral lending agreements with us, and Dean A. Phillips advanced to us $75,343 pursuant to oral lending agreements with us. During the year ended December 31, 1996, we repaid $8,360 of outstanding advances to John
A. Phillips. At year-end, the outstanding balance to John A. Phillips was $78,392 and the outstanding balance to Dean A. Phillips was $88,445.

  During the year ending December 31, 1997, John A. Phillips advanced to us $21,975 pursuant to oral lending agreements with us and Dean A. Phillips advanced to us $130,718 pursuant to oral lending agreements with us. During the year ended December 31, 1997, we repaid outstanding advances to John A. Phillips of $9,016 and outstanding advances to Dean A. Phillips of $87,800. At year-end, the outstanding balance to John A. Phillips was $91,352 and the outstanding balance to Dean A. Phillips was $131,363.

  During the year ending December 31, 1998, John A. Phillips advanced to us $679 pursuant to a oral lending agreement with us and Dean A. Phillips advanced to us $347,003 pursuant to oral lending agreements with us. During the year ended December 31, 1997, we repaid outstanding advances to John A. Phillips of $52,897 and outstanding advances to Dean A. Phillips of $276,363. At year-end, the outstanding balance to John A. Phillips was $39,134 and the outstanding balance to Dean A. Phillips was $202,003.

  During the period from January 1, 1999 through September 16, 1999 additional advances were made by Dean A. Phillips to us in the amount of $196,000 and repayments were made by us to John A. Phillips of $128,997. In connection with the sale of our Series A Preferred Stock, John A. Phillips and Dean A. Phillips converted these outstanding advances into a promissory note payable to John A. Phillips and Dean A. Phillips. This promissory note is convertible into Series A Preferred Stock and is due and payable upon the initial public offering of our common stock or upon a change of control. In connection with this conversion, all outstanding interest on the advances was waived by John A. Phillips and Dean A. Phillips.

  Immediately prior to the effectiveness of this offering, John A. Phillips and Dean A. Phillips are converting the promissory note into shares of Series A Preferred Stock, which will in turn convert into 112,050 shares of common stock at the closing of this offering.

  Two of our directors, William Hambrecht and Nicholas Donatiello, Jr., are beneficial owners of W.R. Hambrecht/Aristotle LLC, a limited liability company that owns 727,723 shares of our Series A Preferred Stock. Additionally, Mr. Donatiello is a beneficial owner of Odyssey Capital II, LLC and ePartners.

  Our Chief Executive Officer, John A. Phillips, and our President, Dean A. Phillips, are brothers.

  We paid accrued deferred compensation charges of approximately $55,000 to our President in 2000.

  In June 1999, we entered an agreement with Aristotle Ventures, LLC an entity beneficially owned by our Chief Executive Officer, John A. Phillips, and our President, Dean A. Phillips, to lease our office building located at 2237 Union Street in San Francisco, California. Under the terms of the agreement, we paid monthly rent of $3,300. The lease was terminated in late 1999.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding beneficial ownership of common stock as of April 30, 2000, and as adjusted to reflect the sale of shares of common stock in this offering, by:

  .each person or entity known to us to own beneficially more than 5% of our common stock;

  .each of our directors;

  .each of the named executive officers; and

  .all of our executive officers and directors as a group.

  Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

  The following table assumes no exercise of the underwriters' over-allotment
option. Applicable percentage ownership is based on             shares of
common stock outstanding as of April 30, 2000, which assumes conversion of all
Series A Preferred Stock, and             shares outstanding immediately after
completion of this offering.

  Unless otherwise indicated, the address for the following stockholders is Aristotle International, Inc., 50 E Street, S.E., Suite 300, Washington, D.C. 20003.

                                                  Shares
                                               Beneficially Percent of Shares
                                                  Owned        Outstanding
                                               ------------ -----------------
                                                             Before   After
Name and Address of Beneficial Owner                        Offering Offering
------------------------------------                        -------- --------
John A. Phillips(1)...........................  1,501,866      34%        %
Dean A. Phillips(2)...........................  1,610,164      37        *
T. Robert Christ..............................          0       *        *
J. Blair Richardson, Jr.(3)...................     15,000       *        *
Gordon N. Stoll(4)............................     15,000       *        *
Nicholas Donatiello, Jr.(5)...................  1,272,727      29
Esther Dyson .................................          0       *        *
William Hambrecht(6)..........................    727,273      17
 WR Hambrecht + Co
 539 Bryant Street, Suite 100
 San Francisco, CA 94107
W.R. Hambrecht/Aristotle, LLC.................    727,273      17
 WR Hambrecht + Co
 539 Bryant Street, Suite 100
 San Francisco, CA 94107
ePartners.....................................    363,636       8
 1211 Avenue of the Americas
 New York, NY 10036
All directors and executive officers as a
 group (8 persons)(7).........................  4,384,777     100%       %

-------
 *  Less than 1%

(1) Includes 1,886 shares that will be issued pursuant to a convertible note as of the closing of this offering.
(2) Includes 110,164 shares that will be issued pursuant to a convertible note as of the closing of this offering.
(3) Includes 15,000 shares that are exercisable within 60 days of May 1, 2000.
(4) Includes 15,000 shares that are exercisable within 60 days of May 1, 2000.
(5) Includes 181,818 shares owned by Odyssey Capital II, LLC, 363,636 shares owned by ePartners, and 727,273 shares owned by W.R. Hambrecht/Aristotle, LLC. Mr. Donatiello is a managing member of each of these entities. Mr. Donatiello disclaims beneficial ownership of these shares except to the extent of his ownership interests in each of the entities.
(6) Includes 727,273 shares held by W.R. Hambrecht/Aristotle, LLC. Mr. Hambrecht either controls or is affiliated with this entity.
(7) Includes shares listed in footnotes (1), (2), (3), (4), (5), (6) and (7) above.

  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 1, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, and after giving effect to the conversion of all outstanding preferred stock into common stock and the amendment of our certificate of incorporation, our authorized capital stock will consist of shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to the following:

  Dividends. Holders of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors from time to time may determine.

  Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and will not have cumulative voting rights unless we are subject to
Section 2115 of the California Corporations Code. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

  Preemptive rights, conversion and redemption. Holders of the common stock are not entitled to preemptive rights and shares of common stock are not subject to conversion or redemption.

  Liquidation, dissolution and winding-up. Upon liquidation, dissolution or winding-up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

  Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment therefore, duly and validly issued, fully paid and nonassessable.

Preferred Stock and Bylaw Provisions

  Our board of directors is authorized, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors can also fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

  Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may:

  .  delay, defer or prevent a change in control;

  . discourage bids for the common stock at a premium over the market price of our common stock;

  . adversely affect the voting and other rights of the holders of our common stock; and

  . discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

We have no current plans to issue any shares of preferred stock.

  Our bylaws provide that:

  .  all stockholder action be taken at a stockholders' meeting;

  . special meetings of stockholders may only be called by the chairman of the board, the chief executive officer or the board of directors; and

  . our board of directors is divided into three classes, with each class serving a staggered three-year term.


  The provisions described above, together with the ability of our board of directors to issue preferred stock, may have the effect of deterring a hostile takeover or delaying a change in our control or management.

Registration Rights

  Upon completion of this offering, the holders of 1,272,727 shares of common stock issuable upon conversion of the Series A Preferred Stock have the right to cause us to register these shares under the Securities Act as follows:

  . Demand registration rights. Six months after the closing of this offering, the holders of 25% or more of our common stock issuable or issued upon conversion of the Series A Preferred Stock may request that we register their shares with respect to all or part of their registrable securities having aggregate proceeds of at least $5,000,000.

  . Piggyback registration rights. The holders of registrable securities may request to have their shares registered any time we file a registration statement to register any of our securities for our own account or for the account of others.

  . S-3 registration rights. The holders of registrable securities have the right to request registrations on Form S-3 if we are eligible to use Form S-3, have not already effected one S-3 registration within the past 12 months, and if the aggregate proceeds from the registration will be more than $5,000,000.

  Messrs. John and Dean Phillips, who hold an aggregate of 3,000,000 shares of our common stock, also have piggyback registration rights. Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

  We will pay all registration expenses, other than underwriting discounts and commissions, in connection with any demand or piggyback registration. We are not obligated to pay any expenses of registration in the case of a demand or S-3 registration that is subsequently withdrawn at the request of the stockholders. The registration rights terminate five years following the closing of this offering, or, with respect to each holder of registrable securities, when the holder can sell all of the holder's shares in any 3-month period under Rule 144 under the Securities Act.

  We may be subject to Section 2115 of the California General Corporation Law.
Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. If we are subject to Section 2115, stockholders may cumulate votes in electing directors. Cumulative voting means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. If we are not subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors. In addition to this difference, Section 2115 has the following additional effects:

  . enables removal of directors with or without cause with majority stockholder approval;

  . places limitations on the distribution of dividends;

  . extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

  . provides for information rights and required filings in the event we effect a sale of assets or complete a merger.

  We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2000 annual meeting of stockholders. If these two conditions occur, then we will not be subject to
Section 2115 as of the record date for our 2000 annual meeting of stockholders.

Delaware Anti-Takeover Law and Charter Provisions

  Delaware takeover statute. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  . prior to this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  In general, Section 203 defines an interested stockholder as any entity or person who, together with his or her affiliates and associates owns, or within three years, beneficially owned, 15% or more of the outstanding voting stock of the corporation. The term business combination includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is                   .

Listing

  We have applied to have our common stock quoted on the Nasdaq National Market
under the symbol   .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the market price of our common stock to decline.

  When this offering is completed, we will have a total of
shares of common stock outstanding, assuming no exercise of outstanding
options. The           shares offered by this prospectus will be freely
tradable unless they are purchased by our affiliates, as defined in Rule 144
under the Securities Act. The remaining            shares are restricted, which
means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144.

Contractual Restrictions on Resales

  All of our officers, directors and stockholders have agreed not to transfer or dispose of, directly or indirectly, any of their shares of our common stock, or any securities convertible into or, exchangeable or exercisable for shares of our common stock, for a period of 180 days from the date of this prospectus.

  Subject to these contractual restrictions and to the provisions of Rule 144, shares of common stock will be available for sale in the public market commencing 180 days after the date of this prospectus.

Rule 144

  In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three-month period a number of our shares of common stock that does not exceed the greater of:

  .  1% of the then outstanding shares of our common stock, which will equal
     approximately         shares upon completion of this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

  Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. Under Rule
144 and subject to volume limitations,            of the restricted shares will
be eligible for sale beginning 180 days after the date of the final prospectus, and the remaining restricted shares will become salable at various times thereafter.

Rule 144(k)

  A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701

  In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases securities, including options, from us before the date of this prospectus through our stock option plans or through some other written agreement is eligible to resell those shares, including shares issued upon the exercise of options, 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the holding period, information and volume restrictions contained in Rule 144.

                              PLAN OF DISTRIBUTION

  In accordance with the terms of an underwriting agreement among us and W.R.
Hambrecht + Co., LLC,       , and as representative(s) of the underwriters, the
underwriters will purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

                                                                      Number of
   Underwriter                                                         Shares
   -----------                                                       -----------
   W.R. Hambrecht + Co., LLC........................................
               .....................................................
                                                                     -----------
     Total..........................................................
                                                                     ===========

  The underwriting agreement provides that the obligations of the underwriters are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and our counsel and independent accountants. Subject to those conditions, the underwriters are committed to purchase all shares of our common stock offered if any of the shares are purchased.

  The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $ per share. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided by the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by the underwriters. The underwriters have informed us that they do not intend discretionary sales to exceed 10% of the shares of the common stock offered by this prospectus.

  The following table shows the per share and total underwriting discount to be paid to the underwriters by us in connection with this offering. The underwriting discount will be determined through negotiations between us and the representatives of the underwriters, and will be calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                             Per share No Exercise Full Exercise
                                             --------- ----------- -------------
   Public Offering Price....................
   Underwriting Discounts...................
   Proceeds, before expenses, to us.........

  The expenses of the offering, exclusive of the underwriting discounts, will
be approximately $       . These fees and expenses are payable entirely by us.
These fees include, among other things, our legal and accounting fees, our printing expenses, our expenses incurred in connection with meetings with potential investors, the filing fees of the Securities and Exchange Commission and the listing fees of the Nasdaq National Market.

  An electronic prospectus is available on the website maintained by WR Hambrecht + Co. Other than the prospectus in electronic format, the information on these websites relating to the offering is not part of this prospectus and has not been approved or endorsed by us and should not be relied on by prospective investors.

  W.R. Hambrecht/Aristotle, LLC is an affiliate of WR Hambrecht + Co, one of the underwriters in this offering. As described in Principal Stockholders, W.R. Hambrech/Aristotle, LLC owns an aggregate of 727,273 shares of common stock, which represent more than 10% of our outstanding common stock. As a result, under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which provides that the public offering price of an equity security be no higher than that recommended by a qualified independent
underwriter meeting certain standards,             has assumed the
responsibilities of acting as the qualified
independent underwriter for this offering and will recommend a price in compliance with the requirements of Rule 2720. In connection with this
offering,          is performing due diligence investigations and reviewing and participating in the preparation of this prospectus and the registration statement of which this prospectus forms a part.

The Auction Process

  The method of distribution being used by the underwriters in this offering is known as the OpenIPO process. It differs from that traditionally employed in underwritten public offerings. In particular, the public offering price will be based primarily on an auction conducted by the underwriters. The allocation of shares of our common stock will be determined entirely by the auction process. The following describes how WR Hambrecht + Co, other underwriters and selected dealers will conduct the auction process and confirm bids from prospective investors:

  . Before the registration statement relating to this offering becomes effective, the underwriters and participating dealers will solicit bids from prospective investors through the Internet, telephone and facsimile. The bids will specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of this prospectus. The minimum size of any bid is 100 shares.

  . The shares offered by this prospectus may not be sold nor may offers to buy be accepted prior to the time that the registration statement filed with the Securities and Exchange Commission becomes effective. A bid received by WR Hambrecht + Co involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

  . Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date. On or after that time, WR Hambrecht + Co may post on its website an estimate of the clearing price.

  . After the registration statement relating to this offering becomes effective, potential investors who have submitted bids to WR Hambrecht + Co will be contacted by e-mail, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and will be requested to confirm their bids.

  . The auction will close after the registration statement becomes effective at a time agreed to by us and WR Hambrecht + Co. The actual time at which the auction closes will be determined by us and WR Hambrecht + Co based on general market conditions during the period after the registration statement becomes effective. After the registration statement has been declared effective, the public offering price of our common stock may be set at a price that is outside of the range set forth on the cover of this prospectus.

  . All bids that are not confirmed before the time specified by the underwriters, or if the time is not specified, by the close of the auction, will be deemed withdrawn.

  . Once a potential investor affirmatively confirms its previous bid, the confirmation will remain valid unless subsequently withdrawn by the potential investor. Potential investors will be able to withdraw their bids at any time before the close of the auction by notifying WR Hambrecht + Co or a participating dealer.

  . If the public offering price range is changed before or after a potential investor affirmatively confirms a bid, or if the public offering price is outside the public offering range previously provided to the potential investor in the prospectus, the underwriters and participating dealers will notify potential investors of the change and that offers will not be accepted until the potential investor has again reconfirmed its bid regardless of whether the potential investor's initial bid was above, below or at the public offering price.

  . Following the closing of the auction, WR Hambrecht + Co will determine the highest price at which all of the shares offered, including shares that may be purchased by the underwriters to cover any overallotments, may be sold to potential investors. This price, which is called the clearing price, will be determined based on the results of all valid bids at the time the auction is closed. The clearing price will not necessarily be the public offering price, which will be set as described in Determination of Public Offering Price below. The public offering price will determine the allocation of shares to potential investors, with all bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

  . Once the auction closes and a clearing price is set as described below, WR Hambrecht + Co will accept the bids from those bidders whose bid is at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor's bid.

  . WR Hambrecht + Co or a participating dealer will notify successful bidders by email, telephone or facsimile that the auction has closed and that their confirmed bids have been accepted. Other bidders will be notified that their bids have not been accepted.

  . Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriters and participating dealers be made by specific means of communication, including telephone and facsimile.

  Some underwriters and selected dealers that participate in this offering may request prospective investors to confirm their bids prior to the effective date of the registration statement, if that practice is used by these institutions in connection with initial public offerings that are not conducted using the OpenIPO process.

Determination of Public Offering Price

  The public offering price for this offering will ultimately be determined by negotiation between the underwriters and us after the auction closes and will not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Prior to the offering, there has been no public market for our common stock. The principal factor in establishing the public offering price will be the clearing price resulting from the auction.

  The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by the underwriters to cover any overallotments, may be sold to potential investors, based on the valid bids at the time the auction is run.

  Factors considered in determining the initial public offering price range included an assessment of our management, operating results, capital structure and business potential and the demand for similar securities of comparable companies. Changes, if any, in the public offering price range will be based primarily on the bids received.

  The public offering price may be lower, but will not be higher, than the clearing price based on negotiations between the underwriters and us. The public offering price will always determine the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all bids that are at or above the public offering price will receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if we and the underwriters are not able to reach agreement on the public offering price, then we and the underwriters will either postpone or cancel this offering. Alternatively, we may file a post-effective amendment to the registration statement in order to conduct a new auction.

  The following simplified example illustrates how the public offering price will be determined through the auction process: Company X offers to sell 100 shares in its public offering through the auction process.

  WR Hambrecht + Co, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes.

  The first bid is to pay $10 per share for 20 shares. The second bid is to pay $9 per share for 30 shares. The third bid is to pay $8 per share for 60 shares. The fourth bid is to pay $7 per share for 40 shares. The fifth bid is to pay $6 per share for 80 shares.

  Assuming that all of these bids are confirmed and not withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8 per share, which is the highest price at which all 100 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8 per share based on negotiations between the underwriters and Company X.

  If the public offering price is the same as the $8 per share clearing price, the underwriters will confirm bids at or above $8 per share. Because 110 shares were bid for at or above the clearing price, each of the three potential investors who bid $8 per share or more would receive approximately 90% of the shares for which bids were made. The two potential investors whose bids were below $8 per share would not receive any shares in this example.

  If the public offering price is $7 per share, the underwriters will confirm bids that were made at or above $7 per share. No bids made at a price of less than $7 per share will be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 100 shares offered, based on the 150 shares they requested, or two-thirds of the shares for which bids were made.

  The potential investor with the lowest bid would not receive any shares in this example. The following table illustrates the example described above, assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

                            Initial Public Offering of Company X

                    Bid Information                  Auction Results
              --------------------------- -------------------------------------
                                                    Approximate
                        Cumulative                   Allocated
               Shares     Shares    Bid    Shares    Requested  Clearing Amount
              Requested Requested  Price  Allocated   Shares     Price   Raised
              --------- ---------- ------ --------- ----------- -------- ------
                  20        20     $10.00     18         90%     $8.00    $144
                  30        50       9.00     27         90       8.00     216
  Clearing
Price (right
   arrow)         60       110       8.00     55         90       8.00     440
                  40       150       7.00      0          0
                  80       230       6.00      0          0
                                             ---                          ----
                                   Total:    100                          $800
                                             ===                          ====

Requirements for Valid Bids

  Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriters or participating dealers. In order to open a brokerage account with WR Hambrecht + Co, potential investors must deposit at least $2,000 in their account. This brokerage account will be a general account subject to WR Hambrecht + Co's customary rules, and will not be limited to this offering. In addition, once the registration statement becomes effective and the auction closes, a prospective investor submitting a bid through a WR Hambrecht + Co brokerage account must have an account balance equal to or in excess of the amount of its bid or its bid will not be accepted by WR Hambrecht + Co. However, other than the $2,000 described above, prospective investors will not be required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to the underwriters, and any amounts in excess of $2,000 may be withdrawn, at any time until the acceptance of the bid and the subsequent closing of this offering. Conditions for valid bids, including eligibility standards and account funding requirements of other underwriters or participating dealers other than WR Hambrecht + Co, may vary.

The Closing of the Auction and Allocation of Shares

  The auction will close on a date estimated and publicly disclosed in advance by the underwriters on the website of WR Hambrecht + Co at www.wrhambrecht.com
or www.openipo.com. The             shares
offered hereby, or            shares if the underwriters' overallotment option
is exercised in full, will be purchased from us by the underwriters and sold through the underwriters and participating dealers to investors who have submitted bids at or higher than the public offering price. These investors will be notified by e-mail, telephone or facsimile as soon as practicable following the closing of the auction that their bids have been accepted.

  Each participating dealer has agreed with the underwriters to sell the shares it purchases from the underwriters in accordance with the auction process described above, unless the underwriters otherwise consent. The underwriters reserve the right to reject bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and they reserve the right, in exceptional circumstances, to alter this method of allocation as they deem necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by the underwriters or participating dealers based on eligibility or creditworthiness criteria. In addition, the underwriters or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect upon the offering.

  Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

  We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of additional shares of our common stock at the offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, the underwriters will have a firm commitment to purchase the additional shares, and we will be obligated to sell the additional shares to the underwriters. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of shares offered. The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make.

  We have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under our stock option plans and stock purchase plan, for a period of 180 days after the date of this prospectus, except with the prior written consent of WR Hambrecht + Co. Each of our directors, executive officers and additional
holders of approximately              shares of our outstanding capital stock
has agreed to restrictions on his or her ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht + Co.

  In connection with the offering, persons participating in the offering may purchase and sell shares of common stock on the open market. These transactions may include short sales, stabilizing transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering which creates a syndicate short position. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  Persons participating in this offering may also engage in passive market making transactions in our common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and affecting purchases limited by such prices and in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market may make and the displayed size of each bid.

  Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time. WR Hambrecht + Co currently intends to act as a market maker for our common stock following this offering. However, WR Hambrecht + Co is not obligated to do so and may discontinue any market making at any time.

  WR Hambrecht + Co is an investment banking firm formed in February 1998. In addition to this offering, WR Hambrecht + Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht + Co, William R. Hambrecht, has 40 years of experience in the securities industry.

                                 LEGAL MATTERS

  Selected legal matters with respect to the validity of the common stock offered by this prospectus are being passed upon for Aristotle by Pillsbury Madison & Sutro LLP, San Diego, California. Legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS

  Our financial statements and schedule as of December 31, 1999, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  Our financial statements and schedule as of December 31, 1998, and for each of the years in the two year period ended December 31, 1998, have been included in this prospectus and in the registration statement in reliance upon the report of Keller Bruner & Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Aristotle and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

                         ARISTOTLE INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Reports.............................................. F-2

Balance Sheets............................................................. F-4

Statements of Operations................................................... F-5

Statements of Stockholders' Equity (Deficit)............................... F-6

Statements of Cash Flows................................................... F-7

Notes to Financial Statements.............................................. F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Aristotle International, Inc.:

  We have audited the accompanying balance sheet of Aristotle International, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aristotle International, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

May 12, 2000
McLean, Virginia

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Aristotle International, Inc.:

  We have audited the accompanying balance sheet of Aristotle International, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aristotle International, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

October 29, 1999
Bethesda, Maryland

                         ARISTOTLE INTERNATIONAL, INC.

                                 BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1998        1999
                                                       ----------  -----------
Assets
Current assets:
  Cash and cash equivalents........................... $   44,399  $ 2,404,956
  Accounts receivable, net............................    178,725    1,003,727
  Income tax receivable...............................    117,718       80,898
  Other receivables...................................     27,386       13,067
  Prepaid expenses and other current assets...........    102,471      100,000
                                                       ----------  -----------
    Total current assets..............................    470,699    3,602,648
  Property and equipment, net.........................     89,014      175,921
  Other assets........................................      1,952       23,048
                                                       ----------  -----------
                                                       $  561,665  $ 3,801,617
                                                       ==========  ===========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Current installments of obligations under capital
   lease.............................................. $      --   $     3,665
  Accounts payable....................................    137,737      727,754
  Accrued expenses....................................    279,196      495,169
  Deferred revenue....................................    342,648      771,505
  Notes payable--related parties......................    241,136      308,139
                                                       ----------  -----------
    Total current liabilities.........................  1,000,717    2,306,232
Obligations under capital lease, excluding current
 portion..............................................        --        11,418
                                                       ----------  -----------
    Total liabilities.................................  1,000,717    2,317,650
                                                       ----------  -----------
Convertible preferred stock...........................        --     3,500,000
                                                       ----------  -----------
Commitments and contingencies

Stockholders' equity (deficit):
  Common stock, $0.001 par value; 10,000,000 shares
   authorized; 3,000,000 shares issued and
   outstanding........................................      3,000        3,000
  Additional paid-in capital..........................     72,500      410,090
  Accumulated deficit.................................   (514,552)  (2,429,123)
                                                       ----------  -----------
                                                         (439,052)  (2,016,033)
                                                       ----------  -----------
                                                       $  561,665  $ 3,801,617
                                                       ==========  ===========


                See accompanying notes to financial statements.

                         ARISTOTLE INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS

                                                Year Ended December 31,
                                           -----------------------------------
                                              1997        1998        1999
                                           ----------  ----------  -----------
Revenue:
  Products................................ $1,187,812  $1,715,426  $ 2,815,431
  Services................................    530,476     812,914    1,097,132
                                           ----------  ----------  -----------
    Total revenue.........................  1,718,288   2,528,340    3,912,563
                                           ----------  ----------  -----------
Cost of revenue:
  Products................................    290,966     555,410      987,220
  Services................................    100,420     123,564      262,844
                                           ----------  ----------  -----------
    Total cost of revenue.................    391,386     678,974    1,250,064
                                           ----------  ----------  -----------
Gross profit..............................  1,326,902   1,849,366    2,662,499
                                           ----------  ----------  -----------

Operating expenses:
  General and administrative..............    856,905   1,253,200    2,654,033
  Sales and marketing.....................    817,697   1,195,237    1,633,054
  Product development.....................    116,313      93,143      398,097
                                           ----------  ----------  -----------
    Total operating expenses..............  1,790,915   2,541,580    4,685,184
                                           ----------  ----------  -----------
Loss from operations......................   (464,013)   (692,214)  (2,022,685)
Other income (expense), net...............     65,496     634,544       75,178
Interest income...........................         19         --        40,199
Interest expense..........................    (24,506)    (23,698)      (7,263)
                                           ----------  ----------  -----------
Loss before income taxes..................   (423,004)    (81,368)  (1,914,571)
Benefit from income taxes.................   (173,909)        --           --
                                           ----------  ----------  -----------
Net loss.................................. $ (249,095) $  (81,368)  (1,914,571)
                                           ==========  ==========  ===========
Basic and diluted net loss per share
 applicable to common stockholders........ $    (0.08) $    (0.03) $     (0.64)
                                           ==========  ==========  ===========
Shares used to compute basic and diluted
 net loss per share applicable to common
 stockholders.............................  3,000,000   3,000,000    3,000,000
                                           ==========  ==========  ===========

                See accompanying notes to financial statements.

                         ARISTOTLE INTERNATIONAL, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                      Total
                           Common Stock   Additional              Stockholders'
                         ----------------  Paid-In   Accumulated     Equity
                          Shares   Amount  Capital     Deficit      (Deficit)
                         --------- ------ ---------- -----------  -------------
Balance, December 31,
 1996................... 3,000,000 $3,000  $ 72,500  $  (184,089)  $  (108,589)
Net loss................       --     --        --      (249,095)     (249,095)
                         --------- ------  --------  -----------   -----------
Balance, December 31,
 1997................... 3,000,000  3,000    72,500     (433,184)     (357,684)
Net loss................       --     --        --       (81,368)      (81,368)
                         --------- ------  --------  -----------   -----------
Balance, December 31,
 1998................... 3,000,000  3,000    72,500     (514,552)     (439,052)
Forgiveness of interest
 on amounts due to
 stockholders...........       --     --     81,483          --         81,483
Equity-based
 compensation...........       --     --    256,107          --        256,107
Net loss................       --     --        --    (1,914,571)   (1,914,571)
                         --------- ------  --------  -----------   -----------
Balance, December 31,
 1999................... 3,000,000 $3,000  $410,090  $(2,429,123)  $(2,016,033)
                         ========= ======  ========  ===========   ===========



                See accompanying notes to financial statements.

                         ARISTOTLE INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                  Year ended December 31,
                                              ---------------------------------
                                                1997       1998        1999
                                              ---------  ---------  -----------
Reconciliation of net loss to net cash
 provided by (used in) operating activities:
 Net loss...................................  $(249,095) $ (81,368) $(1,914,571)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization.............     46,770     71,399       71,368
  Provision for bad debts...................        --       7,000       67,580
  Loss on disposal of property and
   equipment................................     21,410     30,546        4,242
  Equity-based compensation expense.........        --         --       256,107
  Change in assets and liabilities:
   (Increase) decrease in:
    Accounts receivable.....................   (164,370)       702     (900,987)
    Income tax receivable...................    153,304     94,626       36,820
    Prepaid expenses and other current
     assets.................................        380   (101,415)      25,195
    Other assets............................        399      2,500      (21,096)
   Increase (decrease) in:
    Accounts payable........................      5,497    (95,654)     590,017
    Accrued expenses........................    102,890     39,850      301,456
    Deferred revenue........................     75,995    148,057      428,857
                                              ---------  ---------  -----------
     Net cash provided by (used in)
      operating activities..................     (6,820)   116,243   (1,055,012)
                                              ---------  ---------  -----------
Cash flows used in investing activities:
 Purchase of property and equipment.........    (11,597)  (114,710)    (149,263)
                                              ---------  ---------  -----------
     Net cash used in investing activities..    (11,597)  (114,710)    (149,263)
                                              ---------  ---------  -----------
Cash flows from financing activities:
 Decrease in disbursements in excess of
  available cash............................    (13,017)       --           --
 Proceeds from issuance of Series A
  Preferred Stock...........................        --         --     3,500,000
 Principal payments on obligations under
  capital lease.............................        --         --        (2,171)
 Proceeds from loans from stockholders......    152,694    347,682      196,000
 Repayments on loans from stockholders......    (96,816)  (329,260)    (128,997)
                                              ---------  ---------  -----------
     Net cash provided by financing
      activities............................     42,861     18,422    3,564,832
                                              ---------  ---------  -----------
     Net increase in cash...................     24,444     19,955    2,360,557
Cash and cash equivalents:
 Beginning of year..........................        --      24,444       44,399
                                              ---------  ---------  -----------
 End of year................................  $  24,444  $  44,399  $ 2,404,956
                                              =========  =========  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for interest.....  $   1,515  $      40  $     7,263
 Cash received from income tax refunds......  $ 326,408  $  95,023  $    36,820
Supplemental disclosure of noncash investing
 and financing activities:
 The Company incurred additional capital
  lease obligations of approximately $16,643
  during 1999 for new property and
  equipment.

                See accompanying notes to financial statements.

                          ARISTOLE INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Nature of Business and Significant Accounting Policies

 (a) Nature of Business

   Aristotle International, Inc. (formerly Aristotle Publishing, Inc.) ("Aristotle" or the "Company") is a technology company that provides information, products and services to political campaigns, advocacy organizations and commercial enterprises. Over the past ten years, Aristotle has compiled a large database of registered voters in the United States, which is the Company's core strategic asset. The Company uses its database to provide campaign management, Internet marketing and online fundraising.

   A summary of the significant accounting policies of the Company is as follows:

 (b) Revenue Recognition

   Revenue is generated from licensing software products and providing services, including maintenance and technical support, training and consulting.

   In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998 and December 1998, the AICPA issued SOP 98-4 and SOP 98-9, respectively, which defer until the Company's fiscal year beginning January 1, 2000, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence ("VSOE") for determining fair value of various elements in a multiple element arrangement. The provisions of SOP 97-2 have been applied to transactions entered into beginning January 1, 1998. Prior to 1998, the Company's revenue recognition policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition. The adoption of SOP 97-2 did not have a material impact on the Company's financial statements. Further, management of the Company does not believe that the adoption of the remaining portions of SOP 97-2, which were deferred by SOP 98-4 and SOP 98-9, will have a material impact on the Company's financial statements.

   Software license revenue is recognized when there is an executed license agreement, the software has been delivered, collectibility from the customer is probable and there are no significant remaining obligations to the customer.

   The Company also provides Internet-based fund raising, in which the Company hosts the website, which may be accessed directly or through the customers' websites, and processes the contributions. Contributions are generally made via credit card. Revenue is recognized when the contributions are collected, and are based upon negotiated transaction fee, which may contain fixed charges as well as a percent of the contribution collected.

   The Company also has entered into contracts with various electronic commerce intermediaries to deliver targeted banner advertising to its customer base. The Company will contract with its client for the delivery of a specified number of impressions to its defined target market through the third-party websites. Revenue is recognized as the impressions are delivered. However, revenue from this activity was not significant during 1997, 1998 or 1999.

   The Company has entered into representation agreements with other web portals. Under the terms of these agreements, Aristotle earns a fee for banner advertising sold on the third-party portals. Revenue is recognized on a pro rata basis over the term of the advertising agreements, or as impressions are delivered based upon whether the contracts with the advertisers are for a specified period of time or a determined number of impressions. The Company records this revenue on a net commission basis. However, no revenue was recognized under these agreements during 1997, 1998 or 1999.

                         ARISTOTLE INTERNATIONAL, INC.

   Services revenue consists of maintenance and technical support, training and consulting. Revenue from maintenance and technical support, which consists of unspecified when and if available product updates and customer telephone support services, are recognized ratably over the term of the service period. Other services revenue is recognized as the related services are provided.

 (c) Cost of Revenue

  Cost of product revenue consists primarily of external costs associated with acquisition, enhancements, updates and maintenance of voter records, as well as personnel costs associated with programming and customization of the Company's software. Cost of service revenue consists primarily of personnel costs associated with our customer support department.

 (d) Property and Equipment

   Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used in determining depreciation are between three and five years for office and computer equipment and five years for automobiles. Leasehold improvements are amortized over the shorter of the useful life of the asset, generally five years, or the lease term.

 (e) Software Development Costs

  Software development costs are accounted for in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between the establishment of technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to product development expense. Product development costs are expensed as incurred.

 (f) Income Taxes

   Deferred income taxes are provided on a liability method, whereby, deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates an the date of enactment.

 (g) Financial Credit Risk

   The Company maintains its cash in bank deposit accounts, that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

   Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade receivables. Substantially all of the Company's trade receivables are due from U.S. political candidates, their campaign organizations and political organizations or businesses engaged in lobbying activities. The trade receivables may age significantly prior to collection, which is frequently funded with Federal matching funds received several months after each campaign concludes. Changes to the Federal

                         ARISTOTLE INTERNATIONAL, INC.

campaign regulations or lobbying regulations could have an adverse impact on the Company's ability to collect its receivables.

 (h) Estimates

   The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

 (i) Stock Split

   On March 24, 1999, the Board of Directors of the Company approved a 6,000-for-1 split of the Company's common stock. All share, per share and conversion amounts relating to common stock and stock options included in the accompanying financial statements, and accompanying notes, have been retroactively adjusted to reflect the stock split.

 (j) Stock-Based Compensation

   The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25 Accounting for Stock Issued to Employees, and related interpretations, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

 (k) Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and Notes payable--related parties approximate the fair values due to the short-term nature of these instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

 (l) Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation. FIN 44 further defines the accounting consequence of various modifications to the terms of a previously fixed stock option or award under APB Opinion No. 25. FIN 44 becomes effective on July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after December 15, 1998 or January 12, 2000. The Company has not completed its evaluation of the impact of FIN 44 on its financial position or results of operations.

                         ARISTOTLE INTERNATIONAL, INC.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. This SAB expresses the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Registrants can apply the accounting and disclosure requirements of this SAB retrospectively, or may report a change in accounting principle no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999. The Company does not expect the application of this SAB to have a material impact on the Company's financial statements.

 (m) Segment Information

   The Company operates under one business segment providing voter database related products and services.

(2) Accounts Receivable

   Accounts receivable consists of the following as of December 31, 1998 and 1999:

                                                             1998       1999
                                                           --------  ----------
   Accounts receivable.................................... $190,725  $1,078,557
   Allowance for doubtful accounts........................  (12,000)    (74,830)
                                                           --------  ----------
                                                           $178,725  $1,003,727
                                                           ========  ==========

(3) Prepaid Expenses and Other Current Assets

   Prepaid expenses and other current assets at December 31, 1998 consists primarily of equipment acquired for customer contracts that had not been installed as of the end of the year. As of December 31, 1999, prepaid expenses and other current assets is solely comprised of a prepaid contract fee with MatchLogic for future services.

(4) Property and Equipment

   Property and equipment consists of the following as of December 31, 1998 and 1999:

                                                             1998       1999
                                                           ---------  ---------
   Office and computer equipment.......................... $ 126,638  $ 167,550
   Automobiles............................................    45,779     65,422
   Leasehold improvements.................................    29,806    111,828
                                                           ---------  ---------
                                                             202,223    344,800
   Less-accumulated depreciation and amortization.........  (113,209)  (168,879)
                                                           ---------  ---------
                                                           $  89,014  $ 175,921
                                                           =========  =========

(5) Accrued Expenses

   Accrued expenses consists of the following as of December 31, 1998 and 1999:

                                                                1998     1999
                                                              -------- --------
   Accrued salaries and commissions.......................... $134,053 $425,784
   Accrued vacation..........................................   20,138   49,116
   Accrued interest--related party...........................   81,483      --
   Other accrued expenses....................................   43,522   20,269
                                                              -------- --------
                                                              $279,196 $495,169
                                                              ======== ========

                         ARISTOTLE INTERNATIONAL, INC.

(6) Notes Payable--Related Parties

   Notes payable-related parties are notes held by stockholders of the Company. As of December 31, 1998, notes payable in the amount of $241,136 were unsecured, bore interest at nine percent per annum, and were due upon demand. Accrued interest related to these notes totaled $43,929 as of December 31, 1998. During 1999, the Company converted the Notes payable-related parties aggregating $308,139 from interest bearing to non-interest bearing convertible notes and the stockholders forgave the associated accrued interest. The forgiveness of the interest was treated as a capital contribution. Interest expense related to these notes amounted to $25,255, $43,929 and $0 for the years ended December 31, 1997, 1998 and 1999, respectively. These notes are convertible at the option of the holder into Series A Preferred Stock, at a conversion rate of $2.75 per share, subject to certain adjustments. The notes are payable upon an initial public offering.

(7) Accrued Compensation--Stockholder

   As of December 31, 1998 and 1999, the Company owed a stockholder/officer of the Company $55,381 in deferred salaries. The amount is attributed to unpaid salaries for the period from 1988 to 1994. The deferred salaries and interest are payable upon demand. The Company has accrued interest related to the liability at the rate of nine percent per annum through 1998 at which point further interest was waived. Accrued interest amounted to $37,554 and $0 as of December 31, 1998 and 1999, respectively. The amounts were paid during 2000.

(8) Income Taxes

   Net deferred tax amounts consist of the following components as of December 31, 1997, 1998 and 1999:

                                                1997       1998      1999
                                              ---------  --------  ---------
   Deferred tax liabilities--property and
    equipment................................ $     --   $  3,059  $     --
                                              ---------  --------  ---------
   Deferred tax assets:
     Property and equipment..................     6,463       --      22,311
     Accrued salaries........................    22,976    22,974     22,974
     Allowance for doubtful accounts.........     2,074     4,978     29,393
     Accrued vacation........................     5,677     8,354     19,493
     Equity based compensation...............       --        --     100,599
     Net operating loss carryforward.........       --     18,246    622,938
                                              ---------  --------  ---------
                                                 37,190    54,552    817,708
                                              ---------  --------  ---------
                                                 37,190    51,493    817,708
     Less valuation allowance................   (37,190)  (51,493)  (817,708)
                                              ---------  --------  ---------
                                              $     --   $    --   $     --
                                              =========  ========  =========

   Income tax expense charged to operations for the years ended December 31, 1997, 1998 and 1999, consists of the following:

                                                1997       1998      1999
                                              ---------  --------  ---------
   Current tax (benefit):
     Federal................................. $(119,716) $    --   $     --
     State...................................   (54,193)      --         --
                                              ---------  --------  ---------
                                              $(173,909) $    --   $     --
                                              =========  ========  =========

                         ARISTOTLE INTERNATIONAL, INC.

  The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1997, 1998 and 1999 due to the following.

                                                 1997       1998      1999
                                               ---------  --------  ---------
   Computed "expected" tax benefit............ $(143,821) $(27,665)  (650,954)
   Increase (decrease) in income taxes
    resulting from:
     Other nondeductible expense..............    10,492     5,437      5,027
     State income taxes, net of federal tax
      benefit.................................   (42,216)   (8,120)  (120,298)
     Other....................................   (35,554)  (16,045)       --
     Increase in valuation allowance..........    37,190    14,303    766,225
                                               ---------  --------  ---------
       Total.................................. $(173,909) $    --   $     --
                                               =========  ========  =========

   There was no income tax expense (benefit) for the years ended December 31, 1998 or 1999. Net operating loss carryforwards (NOLs) as of December 31, 1997, 1998 and 1999 are approximately $0, $43,900 and $1,874,850, respectively, which will expire, if unused, through 2019.

   The realization of the benefits of the NOLs is dependent on sufficient taxable income in future years. Lack of future earnings, a change in the ownership of the Company, or the application of the alternative minimum rules could adversely affect the Company's ability to utilize NOLs. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers taxes paid during the previous three years, scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies that can be implemented by the Company in making this assessment. Management has established a valuation for the full amount of the net deferred tax assets at December 31, 1997, 1998 and 1999. The net change in the valuation allowance during the years ended December 31, 1998 and 1999 was an increase of $14,303 and $732,354, respectively.

(9) Royalty Agreement

   In 1997, the Company renewed a Data License agreement with Survey Sampling, Inc. to receive royalties on Survey Sampling's sale of voter data. The agreement allowed for the Company to receive cash advances against future royalties earned, with additional royalties being paid on each six-month anniversary of the agreement for royalties due less the applicable cash advances paid against the royalties. The amount of royalty income receivable included as a component of other current assets was $19,811 and $8,405 as of December 31, 1998 and 1999, respectively. Royalty income included as a component of other income was $8,456, $46,267 and $23,558 for the years ended December 31, 1997, 1998 and 1999, respectively.

(10) Stockholders' Equity

   The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 10,000,000 shares of Common Stock and 1,400,000 shares of Series A Preferred Stock.

                         ARISTOTLE INTERNATIONAL, INC.

   As of December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

      Conversion of Series A Preferred Stock.......................... 1,272,727
      Exercise of stock options.......................................   830,000
                                                                       ---------
                                                                       2,102,727
                                                                       =========

(11) Convertible Preferred Stock

   The Convertible Preferred Stock, as of December 31, 1999, consisted of 1,272,727 shares of Series A Preferred Stock (the "Series A"), par value $.001 per share and an original cost of $2.75 per share. The holders of the Series A have the following rights and preferences:

 (a) Voting Rights and Protective Provisions

   The holders of Series A may vote with the common stockholders as a single class on all actions taken by the stockholders on an as-if converted basis. The holders of Series A are also entitled to separately elect two members of the Board of Directors. The holders also have a right of first refusal to match the purchase price for any issuance of stock to retain their voting interest in the Company. Furthermore, consent of the holders of at least a majority of the Series A is necessary for (i) liquidation, sale or disposal of 50% of the voting power of the Company, (ii) modification of the rights, preferences or privileges of the Series A shares, (iii) issuance of any stock with a liquidation preference to the Series A shares, or (iv) a change in the number of the authorized Series A.

 (b) Dividends

   The Series A is entitled to dividends at a rate of $0.22 per year upon the declaration of a dividend by the Company. The dividends are not cumulative. No dividends have been declared or paid for any period presented.

 (c) Liquidation

   The Series A is senior to all common stock and has a liquidation preference of $2.75 per share, plus any declared and unpaid dividends. After the preference has been paid, Series A stockholders share on an equal basis with the common stockholders until total payments to the Series A stockholders have received 300% of the original cost of $2.75, including preference payments.

 (d) Redemption

   The stock is not redeemable; however, a change of control of the Company represents a liquidation as defined by the Certificate of Incorporation.

 (e) Conversion

   The Series A is immediately convertible into common stock at the option of the holder at a rate of $2.75 per share. Additionally, the stock will automatically convert upon the closing of an initial public offering with proceeds of at least $15 million or upon the consent of two-thirds of the Series A stockholders.

                         ARISTOTLE INTERNATIONAL, INC.

 (f) Dilution Provisions

   The Series A includes provisions adjust the conversion price should any stock be sold at a price below the $2.75 per share paid by the Series A stockholders.

(12) Employee Benefit Plans

 (a) 401(k) Plan

   The Company established a defined contribution profit sharing plan for those resident employees who have completed one year of service or 1,000 hours and have reached 21 years of age. Annual contributions to the plan are composed of discretionary amounts. Discretionary contributions are based on an integrated formula. The Company did not make matching contributions for the years ended December 31, 1997 and 1998. For 1999, the Company made a matching contribution of $45,000. After six years of service, a participant shall be 100 percent vested. The Company can terminate the plan at any time.

 (b) Stock Option Plan

   In March 1999, the Company's Board of Directors authorized the adoption of a stock option plan. The Company has reserved up to 830,000 shares for issuance under the stock option plan. All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options under the stock option plan. The exercise price and duration of the options are determined by the Board at the date of grant. Vesting of these options is generally 25 percent upon the first anniversary of the date of grant with the remaining amount vesting ratably over a period of four years. The options generally expire in ten years.

   The following table summarizes outstanding and exercisable options for the year ended December 31, 1999:

                              Options Outstanding                  Options Exercisable
                 --------------------------------------------- ----------------------------
                   Number    Weighted-Average                    Number
   Range of      Outstanding    Remaining     Weighted-Average Exercisable Weighted-Average
Exercise Prices  at 12/31/99 Contractual Life  Exercise Price  at 12/31/99  Exercise Price
---------------  ----------- ---------------- ---------------- ----------- ----------------
     $1.50         205,500      9.3 years          $0.73         107,543        $1.50
     2.34           22,500      9.7 years           0.12             --           --
     2.75          195,047      9.8 years           1.27             --           --
                   -------                                       -------
                   423,047      9.6 years           2.12         107,543         1.50
                   =======                                       =======

   The per share weighted average fair value of the options granted during 1999 was $1.16. The fair value of each option grant is estimated on the date of grant, using the Black-Scholes options-pricing model with the following weighted-average assumptions as of December 31, 1999:

   Average dividend yield.................................................  --
   Expected life in years.................................................  5.0
   Risk-free interest rate................................................ 5.38%
   Expected volatility....................................................  --

   The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. As a result, the Company recorded equity-based compensation expense of approximately $163,377 relating to options to purchase 202,500 shares granted in 1999 equal to the difference between the fair market value of the Company's common stock on the grant date and the exercise price of the options.

                         ARISTOTLE INTERNATIONAL, INC.

   SFAS No. 123 requires pro forma net income (loss) disclosures as if the Company had accounted for its stock options granted under the fair value method prescribed by that statement. Had the Company used the fair value methodology for determining compensation expense, the following table presents the proforma net loss that would have been recorded by the Company for options granted during 1999:

   Net loss:
     As reported.................................................. $(1,914,571)
     Pro forma....................................................  (2,028,509)
   Net loss per share--basic and diluted:
     As reported..................................................       (0.64)
     Pro forma....................................................       (0.68)

(13) Legal Settlement

   During the year ended December 31, 1998, the Company reached a settlement with a vendor regarding breach of contract. The vendor agreed to pay the Company $650,000 in consideration of the mutual release of all parties. The Company recognized other income of $650,000 in the year ended December 31, 1998.

(14) Commitments and Contingencies

 (a) Capital and Operating Leases

   The Company leases its office space under various noncancelable agreements expiring through November 2002 and accounted for as operating leases. The basic rentals are subject to increases each year for operating expenses and real estate taxes. During 1999, the Company entered into a leasing agreement to finance the purchase of an automobile.

   Aggregate minimum rental payments under noncancelable leases as of December 31, 1999, are as follows:

                                                            Operating Capital
                                                            --------- -------
   2000....................................................  $193,000 $ 5,211
   2001....................................................    86,000   5,211
   2002....................................................    61,000   5,210
   2003....................................................       --    2,795
                                                             -------- -------
     Total future minimum payments.........................  $340,000  18,427
                                                             ========
   Less amount representing interest.......................            (3,344)
                                                                      -------
     Present value future minimum lease payments...........            15,083
   Less current maturities of obligations under capital
    lease..................................................            (3,665)
                                                                      -------
     Obligations under capital lease, net of current
      maturities...........................................           $11,418
                                                                      =======

   The Company has entered into an agreement to sublease a portion of the leased office space that expires in August 1999. The sublease income was $0, $22,194 and $19,728 for the years ended December 31, 1997, 1998 and 1999, respectively.

   Total rental expense net of sublease receipts charged to operations for the years ended December 31, 1997, 1998 and 1999 amounted to $82,511, $72,517 and $117,406, respectively.

                         ARISTOTLE INTERNATIONAL, INC.

 (b) Commitments

   The Company entered into an agreement in March 1998 with the United States Postal Service ("USPS") for use of USPS "Fastforward technology" whereby the Company shall make a yearly payment to the USPS in the amount of $10,000 for the right to use the technology. The license is contingent upon the Company making payment to the USPS no less than sixty days prior to the end of a particular term. The maximum number of terms that the license may be renewed is ten.

 (c) Employment and Stock Repurchase Options.

   In September 1999, the Company entered into an Employment and Stock Repurchase Agreement with the Company's founders. The Agreement provides for annual compensation, severance and relocation packages, and provides for the Company to repurchase the Company's stock at the Founder's cost upon termination.

   The Company also has employment agreements with other key executives.

 (d) Contingencies

   The Company is engaged in various litigation in the ordinary course of business. Management believes that there will be no material adverse effect on its financial position or results of operations as a result of these matters.

  We have received a letter from a third party engaged in website design and Web hosting requesting that we cease and desist from using the name Aristotle in connection with our online activities. Although the third party has a registered trademark for the use of the name Aristotle in connection with Internet access and website design and hosting, we believe that we have rights to use the name Aristotle in connection with our political, campaign and advocacy operations. We also believe we may have legal rights to use the name Aristotle in connection with our commercial and nonprofit activities, however, there is a risk that we may not be able to use the name Aristotle for these activities on the Internet. If we are unable to use our brand name for these activities we would be required to develop a new brand name for these activities, which could impact our sales and marketing activities, and therefore our ability to generate revenue.

                              [INSIDE BACK COVER]

                                     [LOGO]




  Until       , 2000, 25 days after the date of this offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates, except the registration fee and the NASD filing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
   SEC Registration Fee..............................................   $7,920
   NASD Filing Fee...................................................    3,500
   Nasdaq National Market Listing Fee................................       *
   Printing and Engraving............................................       *
   Legal Fees and Expenses...........................................       *
   Accounting Fees and Expenses......................................       *
   Blue Sky Fees and Expenses........................................       *
   Transfer Agent Fees...............................................       *
   Director & Officer Liability Insurance (1933 Act Premiums)........       *
   Miscellaneous.....................................................       *
                                                                        ------
     Total...........................................................   $   *
                                                                        ======

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

  As permitted by Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

  As permitted by the Delaware General Corporation Law, the bylaws of the registrant provide for indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

  The registrant intends to enter prior to the closing of this offering into agreements with its directors and executive officers that will require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent not prohibited by law.

  The registrant intends to purchased directors and officers liability insurance prior to the closing of this offering.

  Reference is also made to the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the following securities were sold or issued by the registrant without registration under the Securities Act:

  (a) Issuances of capital stock:

    1. In September 1999, the registrant issued and sold 1,272,727 shares of Series A Preferred Stock to three investors for an aggregate purchase price of $3,500,000.

  (b) Grants of stock options:

    1. The registrant's 1999 Stock Option Plan was adopted by the board of directors in 1999. At various times since 1999, the registrant has granted 438,047 options for shares of common stock at a purchase price of between $1.50 per share and $2.75 per share.

  (c) Convertible Promissory Notes:

    1. In September 1999, the registrant issued a convertible promissory note in the amount of $308,139.45, without interest, in satisfaction of certain payments made to it by certain directors of the registrant. The note is convertible upon demand of the holders into Series A Preferred Stock, which is in turn convertible into 112,050 shares of common stock at the closing of this offering. The number of shares subject to the conversion is determined by dividing the then outstanding principal amount of the Note by the original Series A issue price, as established in the registrant's Restated Certificate of Incorporation, and with certain adjustments as described in Article IV(B)(4)(d) therein.

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  *1.1   Form of Underwriting Agreement.

  *3.1   Restated Certificate of Incorporation of Aristotle International, Inc.

  *3.2   Bylaws of Aristotle International, Inc.

  *4.1   Form of Stock Certificate.

   4.2   Aristotle Publishing, Inc., Investors' Rights Agreement, dated as of
          September 17, 1999, by and among the registrant and the parties who are signatories thereto.

  *5.1   Opinion of Pillsbury Madison & Sutro LLP.

  10.1   Registrant's 1999 Stock Option Plan.

 *10.2   Registrant's 2000 Omnibus Stock Plan.
  10.3   Employment and Stock Repurchase Agreement, dated as of September 17,
          1999, by and between the registrant and John A. Phillips.

  10.4   Employment and Stock Repurchase Agreement, dated as of September 17,
          1999, by and between the registrant and Dean A. Phillips.

  10.5 Letter Agreement, dated as of October 6, 1999, by and between the registrant and Rob Christ.

  10.6 Letter Agreement, dated as of November 2, 1999, by and between the registrant and Blair Richardson.

 *10.7   Letter Agreement, dated as of      , by and between the registrant and
          Gordon N. Stoll.

 *10.8   Form of Directors and Officers' Indemnification Agreement.

  10.9 Agreement, dated as of February 9, 1998, between the registrant and Central Address Systems, Inc.

  10.10 Lease Agreement, dated as of September 28, 1999, between the registrant and Colleen Brent, Leland Dobbs and Barrett G. Levine.

  10.11 Office Lease Agreement, dated as of January 15, 2000, between the registrant and Council on American-Islamic Relations.

  10.12 Lease Agreement, dated September 30, 1996, between the registrant and
         Sidney S. Zlotnick and Renee Z. Kraft.

  10.13 Form of Proprietary Information and Inventions Agreement.

  23.1  Consent of KPMG LLP, Independent Auditors.

  23.2  Consent of Keller Bruner & Company, LLP.

 *23.3 Consent of Pillsbury Madison & Sutro LLP (contained in their opinion filed as Exhibit 5.1).

  24.1  Power of attorney (reference is made to Page II-4).

  27.1  Financial Data Schedule for Aristotle International, Inc.

--------
*  To be filed by amendment

  (b) Financial Statement Schedules

    See Schedule II attached.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 14th day of May, 2000.

                                          ARISTOTLE, INC.

                                                    /s/ John A. Phillips
                                          By: _________________________________
                                                      John A. Phillips
                                                Chief Executive Officer and
                                                          Director

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Phillips and T. Robert Christ, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----


         /s/ John A. Phillips          Chief Executive Officer       May 14, 2000
______________________________________  and Director (Principal
           John A. Phillips             Executive Officer)


         /s/ T. Robert Christ          Chief Financial Officer       May 14, 2000
 ______________________________________  (Principal financial
           T. Robert Christ             Officer and Principal
                                        Accounting Officer)

         /s/ Dean A. Phillips          President and Director        May 14, 2000
 ______________________________________
           Dean A. Phillips

     /s/ Nicholas Donatiello, Jr.      Director                      May 14, 2000
 ______________________________________
       Nicholas Donatiello, Jr.

           /s/ Esther Dyson            Director                      May 14, 2000
 ______________________________________
             Esther Dyson

       /s/ William R. Hambrecht        Director                      May 14, 2000
______________________________________
         William R. Hambrecht

                         ARISTOTLE INTERNATIONAL, INC.

                                  SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  Years ended December 31, 1997, 1998 and 1999

           Column A             Column B       Column C       Column D  Column E
           --------            ---------- ------------------- --------  --------
                                          Additions  Charged            Balance
                               Balance at Charged to to Other Amounts    at End
                               Beginning  Costs and  Accounts Written      of
        Classification         of Period   Expenses  Describe   Off      Period
        --------------         ---------- ---------- -------- --------  --------
Year ended December 31, 1997
  Allowance for doubtful
   accounts...................  $ 5,000    $  4,264   $ --    $(4,264)  $  5,000
                                =======    ========   =====   =======   ========
  Valuation allowance on
   deferred tax asset.........      --       37,190     --        --      37,190
                                =======    ========   =====   =======   ========
Year ended December 31, 1998
  Allowance for doubtful
   accounts...................    5,000       7,420     --       (420)    12,000
                                =======    ========   =====   =======   ========
  Valuation allowance on
   deferred tax asset.........   37,190      14,303     --        --      51,493
                                =======    ========   =====   =======   ========
Year ended December 31, 1999
  Allowance for doubtful
   accounts...................   12,000      67,580     --     (4,750)    74,830
                                =======    ========   =====   =======   ========
  Valuation allowance on
   deferred tax asset.........  $51,493    $732,354   $ --    $   --    $783,847
                                =======    ========   =====   =======   ========

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  *1.1   Form of Underwriting Agreement.

  *3.1   Restated Certificate of Incorporation of Aristotle International, Inc.

  *3.2   Bylaws of Aristotle International, Inc.

  *4.1   Form of Stock Certificate.

   4.2   Aristotle Publishing, Inc., Investors' Rights Agreement, dated as of
          September 17, 1999, by and among the registrant and the parties who are signatories thereto.

  *5.1   Opinion of Pillsbury Madison & Sutro LLP.

  10.1   Registrant's 1999 Stock Option Plan.

 *10.2   Registrant's 2000 Omnibus Stock Plan.
  10.3   Employment and Stock Repurchase Agreement, dated as of September 17,
          1999, by and between the registrant and John A. Phillips.

  10.4   Employment and Stock Repurchase Agreement, dated as of September 17,
          1999, by and between the registrant and Dean A. Phillips.

  10.5 Letter Agreement, dated as of October 6, 1999, by and between the registrant and Rob Christ.

  10.6 Letter Agreement, dated as of November 2, 1999, by and between the registrant and Blair Richardson.

 *10.7   Letter Agreement, dated as of      , by and between the registrant and
          Gordon N. Stoll.

 *10.8   Form of Directors and Officers' Indemnification Agreement.
  10.9   Agreement, dated as of February 9, 1998, between the registrant and
          Central Address Systems, Inc.

  10.10 Lease Agreement, dated as of September 28, 1999, between the registrant and Colleen Brent, Leland Dobbs and Barrett G. Levine.

  10.11 Office Lease Agreement, dated as of January 15, 2000, between the registrant and Council on American-Islamic Relations.

  10.12  Lease Agreement, dated September 30, 1996, between the registrant and
          Sidney S. Zlotnick and Renee Z. Kraft.

  10.13  Form of Proprietary Information and Inventions Agreement.

  23.1   Consent of KPMG LLP, Independent Auditors.

  23.2   Consent of Keller Bruner & Company, LLP.

 *23.3   Consent of Pillsbury Madison & Sutro LLP (contained in their opinion filed as Exhibit 5.1).

  24.1   Power of attorney (reference is made to Page II-4).

  27.1   Financial Data Schedule for Aristotle International, Inc.

--------
*  To be filed by amendment